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Exhibit 2.1

        AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

REMEC, INC.,

REEF ACQUISITION CORP.

AND

SPECTRIAN CORPORATION

Dated as of October 29, 2002

i

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB	39
5.1	Organization, Etc.	39
5.2	Authority Relative to This Agreement	39
5.3	No Violations, Etc.	40
5.4	Capitalization	41
5.5	Board Recommendation	42
5.6	Registration Statement; Joint Proxy Statement/Prospectus	42
5.7	SEC Filings	42
5.8	Compliance with Laws	43
5.9	Financial Statements	43
5.10	Absence of Undisclosed Liabilities	43
5.11	Absence of Changes or Events	43
5.12	Litigation	44
5.13	Fairness Opinion	44
5.14	Taxes	45
5.15	Finders or Brokers	45
5.16	Vote Required	45
5.17	Benefit Plans	45
5.18	Environmental Matters	46
5.19	Foreign Corrupt Practices Act	47
5.20	Restrictions on Business Activities	48
5.21	Buyer Intellectual Property Rights	48
5.22	Agreements, Contracts and Commitments	48
5.23	Interim Operations of Merger Sub	48
ARTICLE VI	COVENANTS	48
6.1	Conduct of Business During Interim Period	48
6.2	No Solicitation	52
6.3	Access to Information	54
6.4	Special Meetings; Registration Statement; Board Recommendations	54
6.5	Commercially Reasonable Efforts	58
6.6	Public Announcements	58
6.7	Board of Directors of Buyer	58
6.8	Indemnification	59
6.9	Company Affiliate Agreements	60
6.10	NASDAQ Listing	60
6.11	Resignation of Directors and Officers	61
6.12	Consents of Buyer's and the Company's Accountants	61
6.13	Form S-8	61
6.14	Notification of Certain Matters	61
6.15	SEC Filings	62
6.16	Employee Benefit Matters	63
6.17	Takeover Laws	63
6.18	Rights Agreements	64
6.19	FIRPTA	64
6.20	Section 16 Matters	64
6.21	Road Show	64
ARTICLE VII	CONDITIONS TO THE OBLIGATIONS OF EACH PARTY	65

ii

7.1	Registration Statement	65
7.2	Company Stockholder Approval	65
7.3	Buyer Shareholder Approval	65
7.4	Governmental Clearances	65
7.5	Tax Matters	65
7.6	Statute or Decree	66
ARTICLE VIII	CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND BUYER	66
8.1	Additional Conditions To The Obligations Of the Company	66
8.2	Additional Conditions To The Obligations Of Buyer and Merger Sub	67
ARTICLE IX	TERMINATION	68
9.1	Termination	68
9.2	Notice of Termination; Effect of Termination	69
9.3	Fees and Expenses	69
ARTICLE X	MISCELLANEOUS	71
10.1	Amendment and Modification	71
10.2	Waiver of Compliance; Consents	71
10.3	Survival; Investigations	71
10.4	Notices	72
10.5	Assignment; Third Party Beneficiaries	73
10.6	Governing Law	73
10.7	Waiver Of Jury Trial	73
10.8	Counterparts	74
10.9	Severability	74
10.10	Interpretation	74
10.11	Entire Agreement; Amendment and Restatement of Original Agreement	74
10.12	Definition of "law"	74
10.13	Rules of Construction	74
10.14	Attorneys' Fees	75
Exhibits
Exhibit A—Form of Certificate of Merger
Exhibit B—Form of Amended Certificate of Incorporation of Surviving Corporation
Exhibit C—Form of Company Affiliate Agreement

iii

        Execution Copy

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") is made and entered into as of October 29, 2002 by and among REMEC, Inc., a California corporation ("Buyer"), Reef Acquisition Corp., a Delaware corporation and wholly owned Subsidiary of Buyer ("Merger Sub") and Spectrian Corporation, a Delaware corporation (the "Company").

RECITALS

        A.    Buyer, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger and Reorganization, dated as of May 19, 2002 (the "Original Agreement"), which provided for the merger of the Merger Sub with and into the Company, whereby Company would become a wholly owned subsidiary of Buyer.

        B.    The respective boards of directors of Buyer, Merger Sub and the Company have (i) determined that it is in the best interests of their respective stockholders to amend and restate the Original Agreement, (ii) approved and declared advisable this Agreement and the merger (the "Merger") of Merger Sub with and into Company, whereby Company would become a wholly owned Subsidiary of Buyer, upon the terms and subject to the conditions set forth herein, and (iii) determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, their respective stockholders.

        C.    Pursuant to the Merger, among other things, the outstanding shares of the Company Common Stock will be converted into the right to receive shares of Buyer Common Stock.

        D.    Concurrently with the execution and delivery of the Original Agreement, certain employees of the Company entered into employment agreements with Buyer to be effective upon the Closing (the "Buyer Employment Agreements").

        E.    For United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        F.    Concurrently with the execution and delivery of the Original Agreement, certain shareholders, directors and officers of the Buyer and certain stockholders, directors and officers of the Company entered into voting agreements with the Company and the Buyer, respectively, (the "Voting Agreements") pursuant to which they have agreed to vote in favor of the adoption of the Original Agreement, to approve the issuance of Buyer Common Stock in connection with the Merger (with respect to Buyer), and to take certain other actions in connection with the transactions contemplated by the Original Agreement. The rights and obligations of the Parties to the Voting Agreements are applicable and effective for the Merger contemplated by this Agreement.

AGREEMENT

        THE PARTIES AGREE AS FOLLOWS:

ARTICLE I
CERTAIN DEFINITIONS

        For the purpose of this Agreement:

        "Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Buyer) contemplating or otherwise relating to any Acquisition Transaction.

        "Acquisition Transaction" shall mean any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which (i) the Company or any of its Subsidiaries is a constituent corporation (unless the stockholders of the Company as a group and determined immediately prior to such transaction or series of transactions own greater than 85% of the outstanding securities of the surviving entity of such transaction or series of transactions or the ultimate parent entity of such surviving entity, provided that such transaction or series of transactions (A) does not result in any Person becoming an "Acquiring Person" (as defined in the Company Rights Agreement as in effect on the date of this Agreement and absent any subsequent amendment thereto or subsequent waiver or termination thereof) and (B) does not result in any such pre-existing stockholder and its affiliates, taken together as a whole, increasing its beneficial ownership of the Company by more than 5%), (ii) a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries (unless the stockholders of the Company as a group and determined immediately prior to such transaction or series of transactions own greater than 85% of the outstanding securities of such class of voting securities of the Company or any of its Subsidiaries after such transaction or series of transactions, provided that such transaction or series of transactions (A) does not result in any Person becoming an "Acquiring Person" (as defined in the Company Rights Agreement as in effect on the date of this Agreement and absent any subsequent amendment thereto or subsequent waiver or termination thereof) and (B) does not result in any such pre-existing stockholder and its affiliates, taken together as a whole, increasing its beneficial ownership of the Company by more than 5%), or (iii) the Company or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries; (b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 15% or more of the consolidated net revenues, net income or assets of the Company or any of its Subsidiaries; or (c) any liquidation or dissolution of the Company or any of its Subsidiaries that constitutes or account for 15% or more of the consolidated net revenues, net income or assets of the Company.

        "Affiliates" has the meaning set forth in Section 4.21.

        "Agreement" has the meaning set forth in the introductory paragraph.

        "Antitrust Division" has the meaning set forth in Section 6.5(a).

        "Average Buyer Termination Price" shall mean the average closing sales price on the NASDAQ (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) of shares of Buyer Common Stock for the five (5) trading-day period ending on the earlier of (A) the last trading day prior to the date on which a public announcement of an Acquisition Proposal or Acquisition Transaction is made or (B) the last trading day prior to which an amendment or modification of the Company Board Recommendation in a manner adverse to Buyer is made (including if such Company Board Recommendation is withdrawn or withheld in a manner adverse to Buyer) or a resolution to withhold, withdraw, amend or modify the Company Board Recommendation in a manner adverse to Buyer is adopted due to an Acquisition Proposal or Acquisition Transaction; provided, however, that each instance of the term "15%" in the definition of Acquisition Proposal and Acquisition Transaction (whether used directly or indirectly) shall be deemed to mean "50%" and the restrictions set forth in clauses (a)(i)(A) and (B) and (b)(i)(A) and (B) of the definition of Acquisition Transaction shall be disregarded.

        "Average Buyer Trading Price" shall mean the average closing sales price on the NASDAQ (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) of shares of Buyer Common Stock for the ten (10) trading-day period ending on and including the second trading day prior to the Effective Date.

        "Buyer" has the meaning set forth in the introductory paragraph.

        "Buyer Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including without limitation the Buyer or a Subsidiary.

        "Buyer Balance Sheet" has the meaning set forth in Section 5.9.

        "Buyer Common Stock" shall mean the common stock, $0.01 par value per share, of Buyer, including the associated rights to purchase capital stock of Buyer pursuant to and in accordance with the Buyer Rights Agreement.

        "Buyer Disclosure Statement" has the meaning set forth in the first paragraph of Article V.

        "Buyer Employee Benefit Plans" has the meaning set forth in Section 5.17(a).

        "Buyer Employment Agreements" has the meaning set forth in paragraph D of the Recitals.

        "Buyer Exchange Options" has the meaning set forth in Section 3.2(a).

        "Buyer Financial Statements" has the meaning set forth in Section 5.9.

        "Buyer Material Adverse Effect" shall mean any change or effect that is or could reasonably be expected to be materially adverse to the business, operations, assets and liabilities (taken together), capitalization, results of operations or condition (financial or otherwise) of Buyer and its Subsidiaries, taken as a whole, other than any change or effect (a) relating to the economy in general, (b) relating to the industry in which Buyer or any of its Subsidiaries operates in general and not specifically relating to Buyer or its Subsidiaries, (c) arising out of the announcement or pendency of the Merger, (d) arising out of compliance by Buyer with the terms of this Agreement, (e) arising out of any action taken or announced by Buyer at the request or direction of Company, or any inaction or failure to act by Buyer at the request or direction of Company, (f) in the market price of the Buyer's Common Stock, or (g) arising from the continuation of the recent downturn in demand for Buyer's products and/or services.

        "Buyer Material Contracts" has the meaning set forth in Section 5.23.

        "Buyer Plans" has the meaning set forth in Section 6.16.

        "Buyer Preferred Stock" shall mean the preferred stock, $0.01 par value per share of Buyer.

        "Buyer Purchase Plan" has the meaning set forth in Section 3.2(b).

        "Buyer Real Property" shall mean all real property currently owned or leased by the Buyer.

        "Buyer Record Date" shall mean the date of record set by the board of directors of Buyer for the determination of whether a holder of Buyer Common Stock is entitled to vote at the Buyer Special Meeting.

        "Buyer Reference Date" has the meaning set forth in Section 5.9.

        "Buyer Rights Agreement" shall mean the Rights Agreement dated June 15, 2001, between Buyer and Mellon Investor Services, LLC, as amended by Amendment No. 1 between Buyer and Mellon Investor Services, LLC dated September 17, 2002.

        "Buyer SEC Reports" has the meaning set forth in Section 5.7.

        "Buyer Special Meeting" has the meaning set forth in Section 6.4(b).

        "Buyer Stock Plans" shall mean Buyer's 1995 Equity Incentive Plan, 1996 Nonemployee Director Stock Option Plan, and the 2001 Equity Incentive Plan.

        "Buyer Subsidiaries" has the meaning set forth in Section 5.1.

        "Buyer Subsidiary" has the meaning set forth in Section 5.1.

        "California Law" shall mean the California General Corporation Law.

        "CERCLA" shall mean the Comprehensive Environment Response, Compensation and Liability Act, as amended.

        "Certificate of Merger" has the meaning set forth in Section 2.2.

        "Closing" has the meaning set forth in Section 2.2.

        "Closing Date" has the meaning set forth in Section 2.2.

        "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        "Code" has the meaning set forth in paragraph E of the Recitals.

        "Company" has the meaning set forth in introductory paragraph.

        "Company 10b-18 Program" has the meaning set forth in Section 4.10.

        "Company Affiliate Agreement" has the meaning set forth in Section 6.9.

        "Company Balance Sheet" has the meaning set forth in Section 4.8.

        "Company Board Recommendation" has the meaning set forth in Section 6.4(c).

        "Company Certificate" shall mean a certificate or book entry which immediately prior to the Effective Time represented shares of Company Common Stock.

        "Company Common Stock" shall mean the common stock, $0.001 par value per share, of the Company, including the associated Rights.

        "Company Contract" shall mean any Contract: (a) to which the Company or any of its Subsidiaries is a party, (b) by which the Company or any of its Subsidiaries or any of their assets is bound or under which the Company or any of its Subsidiaries has become subject to any obligation, or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

        "Company Disclosure Statement" has the meaning set forth in the first paragraph of Article IV.

        "Company Financial Statements" has the meaning set forth in Section 4.8.

        "Company Material Adverse Effect" shall mean any change or effect that is or could reasonably be expected to be materially adverse to the business, operations, assets and liabilities (taken together as a whole), capitalization, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, other than any change or effect (a) relating to the economy in general, (b) relating to the industry in which the Company or any of its Subsidiaries operates in general and not specifically relating to the Company or its Subsidiaries, (c) arising out of the announcement or pendency of the Merger, (d) arising out of compliance by the Company with the terms of this

Agreement, (e) arising out of any actions taken or announced by the Company at the request or direction of Buyer, or any inaction or failure to act by the Company at the request or direction of Buyer, (f) in the market price of the Company Common Stock, (g) arising from any amendment and restatement of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002 and the Quarterly Report for the quarter ended June 30, 2002 or any other Quarterly Report, in each case, if such restatement was a direct consequence of the SEC's current review of the Company's SEC Reports as evidenced by the correspondence up to date of this Agreement between the Company and the SEC, (h) arising from the continuation of the recent downturn in demand for the Company's products or (i) arising from any additional reserve or charge to expense of the Company's inventories or adverse purchase commitments in the quarter ended September 29, 2002 or the quarter ending December 29, 2002 as a direct consequence of the SEC's current review of the Company's SEC Reports as evidenced by the correspondence up to the date of this Agreement between the Company and the SEC.

        "Company Material Contract" has the meaning set forth in Section 4.14.

        "Company Options" has the meaning set forth in Section 3.2(a).

        "Company Nonplan Options" has the meaning set forth in Section 3.2(a).

        "Company Preferred Stock" shall mean the preferred stock, $0.001 par value per share, of the Company.

        "Company Proprietary Assets" shall mean any Proprietary Asset owned or licensed to the Company or any of its Subsidiaries or otherwise used by the Company or any of its Subsidiaries.

        "Company Purchase Plan" has the meaning set forth in Section 3.2(b).

        "Company Real Property" shall mean all real property currently owned or leased by the Company.

        "Company Record Date" shall mean the date of record set by the board of directors of the Company for the determination of whether a holder of Company Common Stock is entitled to vote at the Company Special Meeting.

        "Company Rights Agreement" shall mean the Amended and Restated Preferred Shares Rights Agreement, between the Company and Mellon Investor Services, L.L.C. (f.k.a. ChaseMellon Shareholder Services, L.L.C.) dated January 15, 1997, as amended, and as supplemented by that certain Letter Agreement between the Company and Kopp Investment Advisors, Inc. dated January 15, 1997, as amended, and that certain Letter Agreement between the Company and State of Wisconsin Investment Board dated August 17, 2000.

        "Company SEC Reports" has the meaning set forth in Section 4.7.

        "Company Special Meeting" has the meaning set forth in Section 6.4(a).

        "Company Stock Plans" shall mean the Company's 1992 Stock Plan, 1994 Director Option Plan and 1998 Nonstatutory Stock Option Plan, each as amended, and all stock option agreements evidencing option grants under each of the foregoing stock option plans.

        "Company Subsidiary" shall mean Spectrian Foreign Sales Corporation and Spectrian Korea Corporation.

        "Company Triggering Event" shall be deemed to have occurred if at any time after the date of this Agreement: (a) the board of directors of the Company shall have failed to recommend that the Company stockholders vote to adopt and approve this Agreement and the Merger, or shall have withdrawn or modified in a manner adverse to Buyer the Company Board Recommendation; (b) the

Company shall have failed to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus mailed to the Company's stockholders; (c) the board of directors of the Company shall have approved or recommended to the Company's stockholders any Acquisition Proposal or Acquisition Transaction; (d) the Company shall have entered into any letter of intent or similar document or any contract accepting any Acquisition Proposal or Acquisition Transaction; (e) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall have recommended such offer or shall not have sent to its securityholders, within 5 business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer it being understood that taking no position or indicating its inability to take a position does not constitute recommending a rejection of such tender or exchange offer, (f) an Acquisition Proposal is publicly announced, and the Company (i) fails to issue a press release announcing its opposition to such Acquisition Proposal within 5 business days after such Acquisition Proposal is announced or (ii) otherwise fails to actively oppose such Acquisition Proposal, or (g) the Company breaches in any material respect its obligations under Sections 6.2, 6.4(a), (c), (e), (g), (h), (i), (j), or (k) of this Agreement.

        "Confidentiality Agreement" has the meaning set forth in Section 6.3.

        "Contract" shall mean any written, oral or other legally binding agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

        "Contractor" shall mean any person or entity, including but not limited to partners, licensors, and licensees, with which the Company formerly or presently has any agreement or arrangement (whether oral or written) under which such person or entity has or had physical possession of, and was or is obligated to develop, test, process, manufacture or produce any product or substance on behalf of the Company.

        "Delaware Law" shall mean the Delaware General Corporation Law.

        "Dissenting Shares" has the meaning set forth in Section 3.5.

        "Effective Time" has the meaning set forth in Section 2.2.

        "Employee Benefit Plans" has the meaning set forth in Section 4.19.

        "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "End Date" has the meaning set forth in Section 9.1(b).

        "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        "Environment" shall mean any land including, without limitation, surface land and sub-surface strata, seabed or river bed and any water (including, without limitation, coastal and inland waters, surface waters and ground water) and air (including, without limitation, air within buildings) and other natural or manmade structures above or below ground.

        "Environmental Law" means any law or regulation, now in effect, and any judicial or administrative interpretation of any such law or regulation, in each case relating to the Environment or harm to or the protection of human health or animals or plants, including, without limitation, laws relating to public and workers health and safety, emissions, discharges or releases of chemicals or any other pollutants or contaminants or industrial, radioactive, dangerous, toxic or hazardous substances or wastes (whether in solid or liquid form or in the form of a gas or vapor and including noise and genetically modified organisms) into the Environment or otherwise relating to the manufacture processing use, treatment, storage, distribution, disposal transport or handling of substances or wastes. Environmental Laws include, without limitation, CERCLA, the Resource Conservation and Recovery Act 42 USC, 6901 et seq., the Hazardous Materials Transportation Act 49 USC, 6901 et seq., the Clean Water Act 33, 1251 et seq., the Toxic Substances Control Act 15 USC, 2601 et seq., the Clean Air Act 42 USC, 7401 et seq., the Safe Drinking Water Act 42 USC, 300f et seq., the Atomic Energy Act 42 USC, 2201 et seq., the Federal Food Drug and Cosmetic Act 21 USC, 136 et seq., and the Federal Food Drug and Cosmetic Act 21 USC, 301 et seq., and equivalent statutes in countries other than the United States of America.

        "Environmental Permit" shall mean any permit, license, consent, approval, certificate, qualification, specification, registration and other authorization, and the filing of all notifications, reports and assessments, including but not limited to hazardous materials inventories, required by any federal, state, local or foreign government or regulatory entity pursuant to any Environmental Law.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" has the meaning set forth in Section 4.19(a).

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

        "Exchange Agent" has the meaning set forth in Section 3.3(a).

        "Exchange Multiple" shall mean the product obtained from multiplying such quantity by the Exchange Ratio.

        "Exchange Quotient" shall mean the quotient obtained from dividing such quantity by the Exchange Ratio, rounded to five decimal places.

        "Exchange Ratio" shall equal 1.0.

        "Excluded Shares" shall mean any shares of Company Common Stock held as of the Effective Time (a) by the Company or any Subsidiary of the Company or (b) by the Company as treasury shares.

        "Foreign Plan" has the meaning set forth in Section 4.19(n).

        "FTC" has the meaning set forth in Section 6.5(a).

        "GAAP" has the meaning set forth in Section 4.8.

        "Government Bid" shall mean a bid which, if accepted, would result in a Government Contract.

        "Government Contract" shall mean any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, Government Bid, change order, or other contractual commitment of any kind between the Company and (a) any Government Entity, (b) any prime contractor of any Government Entity, or (c) any subcontractor with respect to any contract described in clauses (a) or (b) above.

        "Government Entity" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

        "Hazardous Material" shall mean any pollutant, contaminant, or hazardous, toxic, medical, biohazardous, infectious or dangerous waste, substance, gas, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, virus, infectious disease or disease causing agent.

        "Holder" shall mean a person who holds one or more the Company Certificates as of the Effective Time.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

        "Indemnified Parties" has the meaning set forth in Section 6.8(a).

        "Joint Proxy Statement/Prospectus" has the meaning set forth in Section 4.23.

        "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Government Entity or any arbitrator or arbitration panel.

        "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Government Entity (or under the authority of the NASDAQ or NASD).

        "Merger" has the meaning set forth in paragraph A of the Recitals.

        "Merger Sub" has the meaning set forth in the introductory paragraph.

        "Merger Sub Common Stock" has the meaning set forth in Section 3.1(i).

        "NASD" shall mean the National Association of Securities Dealers, Inc.

        "NASDAQ" shall mean the NASDAQ Stock Market.

        "New Buyer Directors" has the meaning set forth in Section 6.7.

        "Notice of Superior Offer" has the meaning set forth in Section 6.4(e).

        "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ, administrative or judicial settlement agreement, or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Government Entity or any arbitrator or arbitration panel; or (b) Contract with any Government Entity entered into in connection with any Legal Proceeding.

        "Pension Plans" has the meaning set forth in Section 4.19(a).

        "Per Share Merger Consideration" has the meaning set forth in Section 3.1(a).

        "Person" shall mean any individual, Entity or Government Entity.

        "Potential Acquiror" has the meaning set forth in Section 6.2(a).

        "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), domain name, copyright application, copyright registration, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

        "RBC" has the meaning set forth in Section 4.5.

        "Reference Date" has the meaning set forth in Section 4.8.

        "Registration Statement" has the meaning set forth in Section 4.23.

        "Representatives" shall mean officers, directors, affiliates, employees, agents, attorneys, accountants, investment bankers, advisors, consultants and representatives.

        "Required Buyer Shareholder Vote" has the meaning set forth in Section 5.17.

        "Required Company Stockholder Vote" has the meaning set forth in Section 4.24.

        "Rights" shall mean all outstanding rights to purchase capital stock of the Company pursuant to and in accordance with the Company Rights Agreement.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended and the regulations promulgated thereunder.

        "Significant Subsidiary" shall have the meaning set forth in Rule 1-02(w) or Regulation S-X under the Exchange Act.

        An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

        "Superior Offer" shall mean a bona fide written offer, not solicited in violation of Section 6.2 of the Agreement, made by a third party for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer or exchange offer) or similar transaction with respect to the Company on terms that the board of directors of the Company determines, in good faith, after consultation with its independent financial advisor, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the offer and the Person making the offer, and would, if consummated, be more favorable to the Company's stockholders than the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if the consummation of the transaction contemplated by such offer is conditioned upon any financing which is not committed or subject to a due diligence condition.

        "Surviving Corporation" has the meaning set forth in Section 2.1.

        "Takeover Laws" means (a) any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions," or "business combination statute or regulation" or other similar state antitakeover laws and regulations, and (b) Section 203 of the Delaware Law.

        "Tax" or "Taxes" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), and any liability imposed by law for the Taxes of another Person, including by reason of being a successor to or transferee of any Person or a member of an affiliated, consolidated or unitary group (including pursuant to Treasury Regulations § 1.1502-6 and corresponding provisions of state, local and foreign law), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts.

        "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Government Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        "Termination Fee" has the meaning set forth in Section 9.3(b).

        "Welfare Plans" has the meaning set forth in Section 4.19(a).

ARTICLE II
THE MERGER

        2.1    The Merger.    At the Effective Time and upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, the Merger Sub shall be merged with and into the Company. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

        2.2    Closing; Effective Time.    The closing of the Merger and the other transactions contemplated by this Agreement (the "Closing") will take place at 4:00 p.m., local time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Articles VII and VIII, unless another time or date is agreed to by the parties hereto. The Closing shall take place at the offices of Heller Ehrman White & McAuliffe LLP, 333 Bush Street, San Francisco, California, or at such other location as the parties hereto shall mutually agree. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger substantially in the form of Exhibit A (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "Effective Time").

        2.3    Effects of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        2.4    Certificate of Incorporation; Bylaws.

  (a)
  At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety in the form of Exhibit B until thereafter amended as provided by law.

  (b)
  The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

        2.5    Directors and Officers.    The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

ARTICLE III
CONVERSION OF SHARES

        3.1    Conversion of Stock.    Pursuant to the Merger, and without any action on the part of the holders of any outstanding shares of capital stock or securities of the Company:

  (a)
  At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, the Company or any stockholder of the Company but subject to the other provisions of Article III of this Agreement, each share of Company Common Stock then issued and outstanding, other than Excluded Shares, if any, shall be converted into and shall be cancelled in exchange for the right to receive that number of shares of Buyer Common Stock equal to the Exchange Ratio (the "Per Share Merger Consideration") plus any cash in lieu of fractional shares of Buyer Common Stock as set forth in Section 3.1(e).

  (b)
  At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, Company Certificates are properly presented in accordance with Article III of this Agreement to the Exchange Agent, such certificates shall be canceled and exchanged for certificates representing the number of whole shares of Buyer Common Stock, if any, plus any payment for a fractional share of Buyer Common Stock.

  (c)
  As of the Effective Time, each Excluded Share shall be canceled and extinguished and shall not be converted.

  (d)
  Without limiting any other provision of this Agreement, the Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Company Common Stock), extraordinary dividend or distribution, reorganization, reclassification, recapitalization or other like change with respect to Buyer Common Stock or the Company Common Stock occurring or having a record date or an effective date on or after the date of this Agreement and prior to the Effective Time.

  (e)
  No fraction of a share of Buyer Common Stock will be issued by virtue of the Merger. Instead, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock to be received by such holder) shall receive from Buyer an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Buyer Trading Price.

  (f)
  Any calculation of a portion of a share of Buyer Common Stock shall be rounded to the nearest fifth decimal place, and any cash payment shall be rounded to the nearest cent.

  (g)
  As of the Effective Time, each share of common stock, $0.001 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be canceled, extinguished and automatically converted into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value, of the Surviving Corporation. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence ownership of the same number of shares of common stock, $0.001 par value, of the Surviving Corporation.

        3.2    Company Options; Company Purchase Plan.

  (a)
  As of the Effective Time, Buyer shall assume all of the stock options of the Company outstanding immediately prior to the Effective Time under Company Stock Plans and granted outside of the Company Stock Plans and as set forth on Schedule 4.6(b) of the Company Disclosure Statement (the "Company Nonplan Options") whether or not vested or immediately exercisable (collectively, "Company Options"), provided that Buyer shall not assume any of the stock options of the Company outstanding under the Company's 1994 Director Option Plan. Each Company Option (except for stock options of the Company outstanding under the Company's 1994 Director Option Plan), whether or not exercisable at the Effective Time, shall be assumed by Buyer in such a manner that it shall be exercisable upon the same terms and conditions as under the Company Stock Plan pursuant to which it was granted and the applicable option agreement issued thereunder; provided that (i) each such option thereafter shall be exercisable for a number of shares of Buyer Common Stock (rounded down to the nearest whole share) equal to the Exchange Multiple of the number of shares of Company Common Stock subject to such option in effect immediately prior to the Effective Time, and (ii) the option price per share of Buyer Common Stock thereafter shall equal the Exchange Quotient of the option price per share of Company Common Stock subject to such option in effect immediately prior to the Effective Time (the "Buyer Exchange Options"); provided that if the Exchange Quotient results in an aggregate exercise price that requires the payment of a fraction of a cent at the time of exercise of Buyer Exchange Options for one or more shares of Buyer Common Stock (with the exercise price considered in the aggregate for all such options being exercised), then the aggregate exercise price for such shares shall be further adjusted upwards to the nearest whole cent.

  (b)
  The Company shall amend its 1998 Employee Stock Purchase Plan (the "Company Purchase Plan") so that as of the Effective Time: (i) the Company Purchase Plan shall provide that no additional purchase rights shall be issued under it, (ii) each purchase right granted under the Company Purchase Plan shall terminate, if it has not previously terminated by its terms, on the date that the holder of such right enrolls in the Buyer's Employee Stock Purchase Plan (the "Buyer Purchase Plan"); provided that if the purchase date under the Company Purchase Plan coincides with the enrollment date under the Buyer Purchase Plan, the purchase rights under the Company Purchase Plan shall not terminate prior to the purchase on such date, and (iii) make such other modifications to the Company Purchase Plan so as to permit the implementation of this Section 3.2(b). As of the Effective Time, each then-outstanding purchase right granted under the Company Purchase Plan shall be assumed by Buyer in such a manner that it shall be exercisable upon the same terms and conditions as under the Company Purchase Plan (as amended as described above) immediately before the Effective Time; provided that each such purchase right shall thereafter be exercisable for whole shares of Buyer Common Stock (rounded down to the nearest whole share) equal to the Exchange Multiple of the number of shares of Company Common Stock for which such purchase right would otherwise have been exercisable determined as of the relevant grant date under the Company Purchase Plan at a purchase price per share equal to 85% of the lower of: (i) the Exchange Quotient (rounded up to the nearest whole cent) of the fair market value of a share of the Company Common Stock on the relevant grant date under the Company Purchase Plan or (ii) the fair market value of a share of a Buyer Common Stock on the relevant purchase date. Effective as of and following the Effective Time, Buyer intends to and shall treat the Company Purchase Plan and the Buyer Purchase Plan as plans that are qualified under Section 423 of the Code and the regulations promulgated thereunder.

        3.3    Exchange of Stock Certificates.

  (a)
  Promptly after the Effective Time, Buyer shall enter into an agreement with a bank or trust company selected by Buyer and reasonably acceptable to the Company to act as the exchange agent for the Merger (the "Exchange Agent").

  (b)
  Promptly after the Effective Time, Buyer shall supply or cause to be supplied to or for the account of the Exchange Agent in trust for the benefit of the holders of the Company Common Stock, for exchange pursuant to this Section 3.3, (i) certificates (or, at the Holder's request, direct registration) evidencing the shares of Buyer Common Stock issuable pursuant to Section 3.1 to be exchanged for outstanding shares of the Company Common Stock and (ii) cash in an aggregate amount sufficient to make the payments in lieu of fractional shares provided for in Section 3.1(e).

  (c)
  Promptly after the Effective Time, Buyer shall mail or shall cause to be mailed to each Holder a letter of transmittal in customary form and reasonably acceptable to Company (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent) and instructions for surrender of the Company Certificates. Upon surrender to the Exchange Agent of a Company Certificate, together with such letter of transmittal duly executed, the Holder shall be entitled to receive in exchange therefore: (i) certificates evidencing that number of shares of Buyer Common Stock issuable to such Holder in accordance with this Article III, (ii) any dividends or other distributions that such Holder has the right to receive pursuant to Section 3.3(d), and (iii) cash in respect of fractional shares as provided in Section 3.1(e), and such Company Certificate so surrendered shall forthwith be canceled. No certificate representing shares of Buyer Common Stock will be issued to a Person who is not the registered owner of a surrendered Company Certificate unless (i) the Company Certificate so surrendered has been properly endorsed or otherwise is in proper form for transfer, and (ii) such Person shall either (A) pay any transfer or other tax required by reason of such issuance or (B) establish to the reasonable satisfaction of Buyer that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.3, from and after the Effective Time, each Company Certificate shall be deemed to represent, for all purposes other than payment of dividends, the right to receive a certificate representing the number of full shares of Buyer Common Stock as determined in accordance with this Article III, and cash in lieu of fractional shares as provided in Section 3.1(e).

  (d)
  No dividend or other distribution declared with respect to Buyer Common Stock with a record date after the Effective Time will be paid to Holders of unsurrendered Company Certificates until such Holders surrender their Company Certificates. Upon the surrender of such Company Certificates, there shall be paid to such Holders, promptly after such surrender, the amount of dividends or other distributions, excluding interest, declared with a record date after the Effective Time and not paid because of the failure to surrender the Company Certificates for exchange.

  (e)
  Notwithstanding anything to the contrary in this Agreement, none of the Exchange Agent, Buyer, Merger Sub or Company shall be liable to any holder of shares of Company Common Stock for shares of Buyer Common Stock or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        3.4    Lost, Stolen or Destroyed Certificates.    In the event that any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in respect of such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder of such Company Certificate(s), certificates representing the shares of Buyer Common Stock as may be required pursuant to Section 3.1 and cash in lieu of fractional shares, if any, as may be required pursuant to Section 3.1(e) and any dividends or distributions payable pursuant to Section 3.3(d); provided, however, that Exchange Agent may, in its discretion and as a condition precedent to such issuance or payment, require the owner of such lost, stolen or destroyed Company Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

        3.5    Tax Consequences.    For United States federal income tax purposes, it is intended by the parties hereto that this Agreement is a "plan of reorganization" and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of §§ 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

        3.6    Restricted Stock.    If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the shares of Buyer Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Buyer Common Stock may accordingly be marked with appropriate legends. The Company shall take all commercially reasonable efforts to ensure that, from and after the Effective Time, Buyer is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

        3.7    Withholding Rights.    Each of Surviving Corporation and Buyer shall be entitled, or shall be entitled to cause the Exchange Agent, to deduct and withhold from the Aggregate Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law or under any other applicable law. To the extent that amounts are so withheld by the Surviving Corporation, Buyer or Exchange Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect to which such deduction and withholding was made by the Surviving Corporation, Buyer or the Exchange Agent, as the case may be.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company makes to Buyer and Merger Sub the representations and warranties contained in this Article IV, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date of this Agreement (the "Company Disclosure Statement"). The Company Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article IV, and the disclosure in any Schedule of the Company Disclosure Statement shall only qualify the corresponding Section of this Article IV, unless the disclosure contained in such Section contains such information so as to enable a reasonable person to determine that such disclosure qualifies or otherwise applies to other Sections of this Article IV.

        4.1    Organization, Etc.

  (a)
  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and Company Subsidiaries is duly qualified as a foreign Person to do business, and is in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

  (b)
  Neither the Company nor any of its Subsidiaries is in violation of any provision of its certificate of incorporation, bylaws or any other charter document. Schedule 4.1(b) of the Company Disclosure Statement sets forth (i) the full name of each Subsidiary of the Company, its capitalization and the ownership interest of the Company and each other Person (if any) in such Subsidiary, (ii) the jurisdiction in which each such Subsidiary is organized, (iii) each jurisdiction in which the Company and each of its Subsidiaries is qualified to do business as a foreign Person, and (iv) the names of the current directors and officers of the Company and of each Subsidiary of the Company. The Company has made available to Buyer accurate and complete copies of the certificate of incorporation, bylaws and any other charter documents, as currently in effect, of the Company and each of its Subsidiaries.

        4.2    Authority Relative to This Agreement.    The Company has full corporate power and authority to (a) execute and deliver this Agreement and (b) assuming the approval of the Merger by the Required Company Stockholder Vote on the Company Record Date at the Company Special Meeting or any adjournment or postponement of such meeting in accordance with Delaware Law and the Bylaws of the Company, consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement, have been duly and validly authorized by the required vote of the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval of the Merger by the Required Company Stockholder Vote on the Company Record Date at the Company Special Meeting or any adjournment or postponement of such meeting in accordance with the Delaware Law and the Bylaws of the Company and the and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Buyer and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

        4.3    No Violations, Etc.    No filing with or notification to, and no permit, authorization, consent or approval of any Government Entity is necessary on the part of the Company for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, or for the exercise by Buyer of full rights to own and operate the business of the Company and each Company Subsidiary as presently being conducted, except (a) for the filing of the Certificate of Merger as required by Delaware Law, (b) the applicable requirements of the Exchange Act, state securities or "blue sky" laws and state takeover laws, (c) any filing required under the HSR Act or comparable laws of any other applicable jurisdictions, and (d) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval would not prevent or materially delay the Merger, or otherwise materially delay the Company from performing its obligations under this

Agreement, or, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Neither the execution and delivery of this Agreement, nor the consummation of the Merger and the other transactions contemplated by this Agreement, nor compliance by the Company with all of the provisions of this Agreement, nor the exercise by Buyer of full rights to own and operate the business of the Company and each Company Subsidiary as presently being conducted will, subject to obtaining the approval of the this Agreement by the Required Company Stockholder Vote at the Company Special Meeting or any adjournment or postponement of such meeting in accordance with Delaware Law and the Bylaws of the Company, (x) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter document of the Company or any Company Subsidiary, (y) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Company Subsidiary, or by which any of their properties or assets may be bound or (z) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or result in creation of an Encumbrance, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets may be bound, except in the case of clause (y) or (z) above, for any such conflicts, breaches, violations, defaults or other occurrences that would not (A) individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect or (B) prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement. Schedule 4.3 of the Company Disclosure Statement lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated by this Agreement under any of the Company's or any of Company Subsidiaries' notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations, other than consents, waivers and approvals the lack of which would not reasonably be expected to have a Company Material Adverse Effect.

        4.4    Board Recommendation; State Takeover Statutes.    The board of directors of the Company has (a) approved and adopted this Agreement and declared it advisable, (b) determined that this Agreement is advisable, fair to and in the best interests of the stockholders of the Company, (c) resolved to recommend adoption of this Agreement to the stockholders of the Company, and (d) resolved that the Company take all action necessary to make inapplicable any restrictions on the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement that may result from the provisions of all applicable state Takeover Laws including, but not limited, to Section 203 of the Delaware Law.

        4.5    Fairness Opinion.    The Company has been advised by its financial advisor, RBC Dain Rauscher, Inc. ("RBC"), a member company of RBC Capital Markets, that in RBC's opinion, as of the date of such opinion, the consideration to be paid per share of Company Common Stock pursuant to the Exchange Ratio provisions of the Agreement is fair from a financial point of view to the Company's stockholders. The Company will provide a copy of such opinion in writing to Buyer promptly after receipt thereof.

        4.6    Capitalization.

  (a)
  The authorized capital stock of the Company consists of 25,000,000 shares of the Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of October 24, 2002, there were (i) 12,760,661 shares of the Company Common Stock issued, of which 11,466,961 were issued and outstanding and 1,293,700 were held in treasury, and (ii) no shares of the Company Preferred Stock issued or outstanding. The Company has designated 20,000 shares of Company Preferred Stock as Series A Participating Preferred Stock pursuant to the terms of the Company Rights Agreement.

  (b)
  Except for (i) 2,216,267 shares of Company Common Stock issuable upon exercise of outstanding Company Options under the Company Stock Plans, (ii) 555,100 shares of Company Common Stock issuable upon exercise of outstanding Company Nonplan Options, (iii) purchase rights to purchase 574,532 shares of Company Common Stock under the Company Purchase Plan, and (iv) preferred stock purchase rights pursuant to the Company Rights Agreement, there are no warrants, options, convertible securities, exchangeable securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of the Company, or obligating the Company to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. To the knowledge of the Company, there are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of the Company.

  (c)
  The terms of each of the Company Stock Plans or the Company Nonplan Options do not prohibit the assumption of the Company Options as provided in Section 3.2(a). Neither the execution or delivery of this Agreement nor consummation of the Merger will accelerate vesting of any Company Option.

        4.7    SEC Filings.    The Company has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC since January 1, 1997 (collectively, all such forms, reports, registration statements and documents filed since January 1, 1997 are referred to in this Agreement as the "Company SEC Reports"). All of the Company SEC Reports complied as to form, when filed (or, if amended or superseded by filing prior to the date of this Agreement, then on the date of such amended or superseding filing), in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. The Company SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not, at the time they were filed (or, if amended or superseded by filing prior to the date of this Agreement, then on the date of such amended or superseding filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company, except as disclosed in the Company SEC Reports, each of the Company's officers and directors has complied with all filing requirements under Section 13 and Section 16(a) of the Exchange Act.

        4.8    Financial Statements.    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financial Statements") and the unaudited financial statements for the quarter ended September 29, 2002 (without notes thereto) previously provided to Buyer (a) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (b) fairly presented the consolidated financial position of the Company and the Company Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company, except that the unaudited financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The unaudited balance sheet of the Company for the quarter ended September 29, 2002 previously provided to Buyer (the "Reference Date") is referred to in this Agreement as the "Company Balance Sheet."

        4.9    Absence of Undisclosed Liabilities.    Neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) other than liabilities or obligations: (a) included in the Company Balance Sheet; (b) liabilities incurred since the Reference Date in the ordinary course of business consistent with past practice, which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (c) which are not and will not have, individually or in the aggregate, a Company Material Adverse Effect; or (d) under this Agreement.

        4.10    Absence of Changes or Events.    Except as contemplated by this Agreement, since the Reference Date, the Company has not incurred, suffered or made: (a) any Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any Company Subsidiary's capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or the Company Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except for repurchases which are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements or pursuant to the Company Stock Repurchase Program announced by the Company on September 21, 2001 (the "Company 10b-18 Program"); (c) any split, combination or reclassification of any of the Company's or any Company Subsidiary's capital stock; (d) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (e) any material revaluation by the Company of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business; (f) any granting by the Company or any Company Subsidiary of any increase in compensation or fringe benefits to any of their officers or employees, or any payment by the Company or any Company Subsidiary of any bonus to any of their officers or employees, or any granting by the Company or any Company Subsidiary of any increase in severance or termination pay, other than in the ordinary course, consistent with past practice, or any entry by the Company or any Company Subsidiary into, or modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are altered upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement; (g) any indebtedness for borrowed money exceeding $750,000 in the aggregate, or any loans or advances to any other individual or Entity exceeding $750,000 in the aggregate, or any oral or written material agreement or commitment material to the Company and its Subsidiaries taken as a whole, or involving in excess of $750,000 in the aggregate; (h) any disposition of any material properties (including intangibles, real, personal or mixed); (i) any amendment to the certificate of incorporation, bylaws, or any other charter document of the Company or any Company Subsidiary; (j) any capital expenditure in any calendar month which, when added to all other capital expenditures made by the Company and Company Subsidiaries in such calendar month resulted in such capital expenditures exceeding $750,000 in the aggregate; (k) any payment, discharge or satisfaction of any material claims other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business consistent with past practice, or any collection or acceleration of the collection of any amounts owed (including accounts receivable) other than collection in the ordinary course of business; (l) any resolution of any material claim or litigation, or any commencement of a lawsuit other than for the routine collection of bills; or (m) any agreement or proposal to do any of the things described in the preceding clauses (a) through (m) other than as expressly contemplated or provided for in this Agreement.

        4.11    Subsidiaries.

  (a)
  The Company is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of its Subsidiaries, other than any director qualifying shares that may be required by applicable law of the Subsidiary's jurisdiction of incorporation or formation. All of such shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by the Company free and clear of any claim, lien or encumbrance of any kind with respect thereto. There are no proxies or voting agreements with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating the Company or any Subsidiaries to issue, transfer or sell any shares of capital stock of any Subsidiary or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any such shares. The Company does not directly or indirectly own any interest in any Person except the Subsidiaries.

  (b)
  None of the Subsidiaries of the Company has any employees or conducts any manufacturing operations.

        4.12    Litigation.

  (a)
  Other than as set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, there is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any of their respective officers and directors (in their capacities as such), or involving any of their assets before any court or governmental or regulatory authority or body, or arbitration tribunal, except for those Legal Proceedings which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There is no Legal Proceeding pending or, to the knowledge of the Company, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

  (b)
  There is no outstanding Order to which the Company, any Company Subsidiary or any of their assets is or was a party or by which the Company, any Company Subsidiary, or any of their assets is bound, except for those Orders which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        4.13    Insurance.    There is no material claim by the Company pending under any insurance policy as to which coverage has been questioned, denied or disputed under such policies or bonds. All of the Company's insurance policies are in effect, and the Company has not received notice of the cancellation and is not aware of any threat of cancellation of any of such policies.

        4.14    Contracts and Commitments.

  (a)
  For purposes of this Agreement, each of the following shall be deemed to constitute a "Company Material Contract":
(i)	any Company Contract that is required by the rules and regulations of the SEC to be filed as an exhibit to the Company SEC Reports;
(ii)
any Company Contract relating to the employment of any employee, and any Contract pursuant to which the Company or any Company Subsidiary is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of salary) in excess of $125,000, to any current or former employee or director;
(iii)
any Company Contract relating to the acquisition, transfer, development, sharing or license of any material Proprietary Asset (except for any Company Contract pursuant to which (A) any material Proprietary Asset is licensed to the Company or any of its Subsidiaries under any third party software license generally available for sale to the public, or (B) any material Proprietary Asset is licensed by any of the Company or any of its Subsidiaries to any Person on a non-exclusive basis);
(iv)	any Company Contract which provides for indemnification of any officer, director or employee;
(v)	any Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;
(vi)
any Company Contract that involves the payment or expenditure of $750,000 that may not be terminated by the Company (or its Subsidiary, as the case may be) (without penalty) within 60 days after the delivery of a termination notice by the Company (or its Subsidiary, as the case may be);
(vii)
any Company Contract contemplating or involving (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $750,000 in the aggregate, or (B) the performance of services having a value in excess of $750,000 in the aggregate; or
(viii)
any Company Contract imposing any restriction on the right or ability of the Company or any Company Subsidiary to (A) compete with any other Person, (B) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, or (C) develop or distribute any material technology;
(ix)	any Company Contract involving interest rate swaps, caps, floors or option agreements or any other interest rate risk management arrangement or foreign exchange contract; and
(x)	any other Company Contract, if a breach of such Company Contract could reasonably be expected to have a Company Material Adverse Effect.
  (b)
  Each Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms.

  (c)
  Neither the Company nor any Company Subsidiary has violated or materially breached, or committed any default under, any Company Material Contract. To the Company's knowledge,

    no other Person has materially violated or breached, or committed any default under, any Company Material Contract.

  (d)
  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (i) result in a violation or breach of any provision of any Company Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Company Material Contract; (iii) to the Company's knowledge, give any Person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (v) give any Person the right to cancel, terminate or modify any Company Material Contract.

  (e)
  Neither the Company nor any Company Subsidiary is party to a Government Contract and none of them has submitted a Government Bid.

  (f)
  Schedule 4.14 of the Company Disclosure Statement provides a list of all Company Material Contracts (including all amendments thereto) not otherwise included in the Company SEC Reports. The Company has provided or made available to Buyer a copy of each Company Material Contract (including all amendments thereto) listed in Schedule 4.14 (f) of the Company Disclosure Statement, other than Company Material Contracts filed as Exhibits to the Company SEC Reports and all copies of all amendments to the Company Material Contracts filed as exhibits to the Company SEC Reports, to the extent such amendments have not been filed with the SEC.

        4.15    Labor Matters; Employment and Labor Contracts.

  (a)
  Neither of the Company nor any Company Subsidiary is a party to any union contract or other collective bargaining agreement, nor to the knowledge of the Company or any Company Subsidiary are there any activities or proceedings of any labor union to organize any of its employees. The Company and each Company Subsidiary is in material compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices, (ii) terms and conditions of employment, and (iii) occupational health and safety requirements.

  (b)
  There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against the Company or any Company Subsidiary. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company or any Company Subsidiary who are not currently organized. There are no controversies pending or, to the knowledge of the Company or any Company Subsidiary, threatened, between the Company or any Company Subsidiary and any of their respective employees, which controversies would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.16    Compliance with Laws.    Neither the Company nor any Company Subsidiary has violated or failed to comply with any Legal Requirement (including without limitation relating to the export or import of goods or technology), except where any such violations or failures to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and Company Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those, the absence of which, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        4.17    Intellectual Property Rights.

  (a)
  Schedule 4.17 of the Company Disclosure Statement sets forth all U.S. and foreign patents, patent applications, registered trademarks, trademark applications, copyright registrations and copyright applications owned by the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries has good, valid and marketable title to, or has a valid right to use, license or otherwise exploit, all of the Company Proprietary Assets necessary for the conduct of its business as presently conducted, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable; (ii) non-material liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any Company Subsidiary, and (iii) nonexclusive licenses granted by the Company or any Company Subsidiary. Neither the Company nor any of its Subsidiaries has developed jointly with any other Person any Company Proprietary Asset that is material to the business of the Company or any of its Subsidiaries with respect to which such other Person has any material exclusive rights. There is no Company Contract (with the exception of end user license agreements in the form previously delivered by the Company to Buyer) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any material Company Proprietary Asset.

  (b)
  (i) None of the material issued patents, registered trademarks, registered service marks and registered copyrights owned by the Company or any of its Subsidiaries has been declared invalid or unenforceable; (ii) to the knowledge of the Company, none of the Company Proprietary Assets and no Proprietary Asset that is currently being developed by the Company or any of its Subsidiaries (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person in any material respect; (iii) none of the Company's current products, or products that are in the development pipeline, are or have been designed, created, developed, assembled, manufactured or sold by the Company or any of its Subsidiaries is infringing, misappropriating or making any unlawful or unauthorized use of any material Proprietary Asset owned or used by any other Person, and neither the Company nor any Company Subsidiary has received any written notice or, to its knowledge, other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; and (iv) to the Company's knowledge, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any material Company Proprietary Asset. Neither the Company nor any Company Subsidiary has (A) licensed any of the material Company Proprietary Assets to any Person on an exclusive basis, or (B) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Company Proprietary Assets or to transact business in any market or geographical area or with any Person.

        4.18    Taxes.

  (a)
  The Company and each Company Subsidiary have filed all Tax Returns required to have been filed by them, and have paid (or the Company has paid on behalf of its Subsidiaries), all Taxes required to have been paid as shown on such Tax Returns. The most recent financial statements contained in the Company SEC Reports reflect an adequate accrual (which accruals were established in accordance with GAAP) for the payment of all Taxes payable by the Company and Company Subsidiaries, as of the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries. Neither the Company nor any Company Subsidiary has filed for any extension of time to file any Tax Return which has not since been filed.

  (b)
  None of the Company or Company Subsidiaries are a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any Company Subsidiary that, (i) could give rise to the payment of any amounts that would constitute excess parachute payments within the meaning of Section 280G of the Code with respect to the change in ownership or control that will occur upon the consummation of the Merger, or (ii) could give rise to the payment of any amount that would constitute a parachute payment within the meaning of Section 280G of the Code with respect to any change in ownership or control of the Company occurring after the Closing Date. During the taxable year ending on the Closing Date, neither the Company nor any Company Subsidiary has become obligated to make any payment the deduction of which would be disallowed pursuant to Section 162(m) of the Code. Each of the Company and Company Subsidiaries have withheld and paid over all federal, state, local and foreign income and employment taxes with respect to their employees.

  (c)
  None of the Company or Company Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

  (d)
  None of the Company or Company Subsidiaries (i) has received any notice that it is being audited by any taxing authority; (ii) has granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) has granted any power of attorney with respect to Taxes that will be outstanding following the Effective Time; and (iv) has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction.

  (e)
  There is no lien for Taxes on any asset of the Company or any Company Subsidiary except with respect to Taxes not yet due and payable.

  (f)
  Neither the Company nor any Company Subsidiary has any liability for the Taxes of any person other than itself, the Company or another Subsidiary of the Company. Neither the Company nor any Company Subsidiary is a party to any tax sharing or tax indemnity agreement.

  (g)
  None of the Company's Subsidiaries is, or has ever been, a passive foreign investment company within the meaning of Section 1297 of the Code.

  (h)
  Neither the Company nor any Company Subsidiary has, within the two-year period ending on the Closing Date, made a distribution to which Code Section 355 (or so much of Section 356 as relates to Section 355) applies.

  (i)
  The Company has made available to Buyer or its legal counsel, copies of all state, local and foreign income and all state and local sales and use Tax Returns for the Company filed for the periods since January 1, 1996, all ruling requests or correspondence with Governmental Entities concerning Taxes and any information relating to any Tax audit of the Company.

  (j)
  None of the Company's assets is treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

        4.19    Employee Benefit Plans; ERISA.

  (a)
  There are no "employee pension benefit plans" as defined in Section 3(2) of ERISA ("Pension Plans"), "welfare benefit plans" as defined in Section 3(1) of ERISA ("Welfare Plans"), or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, holiday, or vacation plans, or any other employee benefit plan, program, policy or arrangement covering employees (or former employees)

    employed in the United States that either is maintained or contributed to by the Company or any Company Subsidiary or any of their ERISA Affiliates or to which the Company or any Company Subsidiary or any of their ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the "Employee Benefit Plans") with respect to employees or former employees of the Company, the Company Subsidiaries, or any of their ERISA Affiliates. For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including without limitation the Company or a Company Subsidiary.

  (b)
  The Company and each Company Subsidiary, and each of their Pension Plans and Welfare Plans, are in material compliance with the applicable provisions of ERISA, the Code and other applicable laws.

  (c)
  All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made, except where the failure to make such contributions or payments on a timely basis would not impair the Company's ability to consummate the Merger and the other transactions contemplated by this Agreement.

  (d)
  All of the Company's Pension Plans intended to qualify under Section 401(a) of the Code so qualify and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code, except for those which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

  (e)
  There are no (i) investigations pending or, to the knowledge of the Company, threatened by any Government Entity involving the Pension Plans or Welfare Plans, nor (ii) pending or, to the knowledge of the Company, threatened claims (other than routine claims for benefits), suits or proceedings against any Pension Benefit or Welfare Plan, against the assets of any of the trusts under any Pension Plan or Welfare Plan or against any fiduciary of any Pension Plan or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Plan or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any liability which would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, there are no facts which would give rise to any liability under this Section 4.19(e) except for those which would not, individually or in the aggregate, either impair the Company's ability to consummate the Merger and the other transactions contemplated by this Agreement or reasonably be expected to have a Company Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

  (f)
  None of the Company, any Company Subsidiary or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) other than those exempted from such treatment pursuant to applicable laws or regulations and other than such transactions that would not, individually or in the aggregate, either impair the Company's ability to consummate the Merger and the other transactions contemplated by this Agreement or reasonably be expected to have a Company Material Adverse Effect.

  (g)
  None of the Company, any Company Subsidiary, or any of their ERISA Affiliates currently maintain or contribute to any pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

  (h)
  Neither the Company or any Company Subsidiary nor any of their ERISA Affiliates has any material liability under Title IV of ERISA that has not been satisfied in full.

  (i)
  Neither the Company or any Company Subsidiary nor any of their ERISA Affiliates has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

  (j)
  With respect to each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Buyer: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Employee Benefit Plans, (iii) the three most recent Forms 5500, if applicable, and (iv) the most recent IRS determination letter, if applicable.

  (k)
  None of the Welfare Plans maintained by the Company or any Company Subsidiary provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, or except at the expense of the participant or the participant's beneficiary. The Company and each Company Subsidiary that maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA or other similar statute, law or regulation, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply would not, individually or in the aggregate, either impair the Company's ability to consummate the Merger and the other transactions contemplated by this Agreement or reasonably be expected to have a Company Material Adverse Effect.

  (l)
  No liability under any Pension Plan or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company or any Company Subsidiary has received notice that such insurance company is in rehabilitation or a comparable proceeding.

  (m)
  The Company has provided Buyer a true, correct and complete description of any Contract to which the Company or a Company Subsidiary is a party or is bound pursuant to which the Company or Company Subsidiary may be required to make any payment to any employee or former employee under any bonus or incentive program (other than under the Company Stock Plans). The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Company or any Company Subsidiary other than as set forth on Schedule 4.19(m) of the Company Disclosure Statement.

  (n)
  The Company and each Company Subsidiary and each of the Foreign Plans are in material compliance with applicable laws, and all required contributions have been made to the Foreign Plans or have remaining a period of time to be made. Each of the Foreign Plans that is a funded defined benefit pension plan has a fair market value of plan assets that is greater than the plan's liabilities, as determined in accordance with applicable laws. For purposes of this Agreement, the term "Foreign Plan" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Company or any Company Subsidiary with respect to employees (or former employees) employed outside the United States to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction.

  (o)
  Each of the Employee Benefit Plans and the Foreign Plans can be terminated by the Company within a reasonable period following the Effective Time in accordance with the terms of such Plan (and the provisions of ERISA and the Code), without any additional contribution to such Employee Benefit Plan or Foreign Plan or the payment of any additional compensation or amount or the additional vesting or acceleration of any vesting provided under the Employee Benefit Plan or Foreign Plan except for ordinary and/or administrative costs or fees which may apply as a result of such termination.

        4.20    Environmental Matters.

(a) (i)	Except as would not reasonably be expected to result in a Company Material Adverse Effect, each of the Company and each of the Subsidiaries of the Company possess all Environmental Permits required under applicable Environmental Laws to conduct their current business and to use and occupy the Company Real Property and real property owned, leased or occupied by any Subsidiary of the Company for their current business. Except as would not reasonably be expected to result in a Company Material Adverse Effect, all Environmental Permits are in full force and effect and the Company and each Subsidiary of the Company are, and to the Company's knowledge have at all times been, in compliance with the terms and conditions of such Environmental Permits.
(ii)
No suspension, cancellation or revocation of any Environmental Permits possessed by the Company or any Subsidiary of the Company is pending or, to the knowledge of the Company or any Subsidiary of the Company, threatened.
(iii)
Except as would not be reasonably expected to result in a Company Material Adverse Effect, the Company and each Subsidiary of the Company are in compliance with, and within the period of all applicable statutes of limitation have complied with, all applicable Environmental Laws and have not received notice of any liability under any Environmental Law.
(iv)
To the Company's knowledge, there is no Legal Proceeding, notice of violation, notice or demand letter or request for information pending against the Company or any Subsidiary of the Company to make good, repair, reinstate or clean up any of the Company Real Property; any real property owned, leased or occupied by any Subsidiary of the Company; or, to the Company's knowledge, any real property previously owned, leased, occupied or used by the Company or any Subsidiary of the Company.
(v)
No real property or facility presently or formerly owned operated or leased by the Company or any of its present or former Subsidiaries is listed on the National Priorities List maintained under CERCLA or, to the Company's knowledge, proposed for such listing. Neither the Company nor any Subsidiary of the Company has received any written notification of potential or actual liability or any request for information under CERCLA.

(vi)
Except as would not reasonably be expected to result in a Company Material Adverse Effect, to the Company's knowledge, (A) there has not been any disposal, spill, discharge, or release of any Hazardous Material by the Company or any of its Subsidiaries, on, at, or under any real property now or previously owned, leased or occupied by the Company or any of its Subsidiaries, and (B) there are no Hazardous Materials located in, at, on, or under any such real property that could reasonably be expected to require investigation, removal, remedial, or corrective action by the Company or any of its Subsidiaries.
(vii)
The Company and each of its Subsidiaries have disposed of all wastes, including those wastes containing Hazardous Materials, in compliance with all applicable Environmental Law and Environmental Permits except where the failure to make such disposition would not reasonably be expected to result in a Company Material Adverse Effect.
(viii)
There has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area containing Hazardous Materials located on any real property owned, leased or occupied by the Company or any of its Subsidiaries during the period of such ownership, lease or occupation, and, to the Company's knowledge, no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under any such facility or property during the period of such ownership lease or occupation.
(ix)
The Company and each Subsidiary of the Company have taken all actions necessary under the Toxic Substances Control Act, 15 USC, 2601 et seq. to register any products or materials required to be registered by the Company or any of its Subsidiaries (or any of their respective agents) thereunder, except where the failure to make such registration would not reasonably be expected to result in a Company Material Adverse Effect.
  (b)
  The Company has made available to Buyer all Phase I Environmental Site Assessment reports, environmental audits, Hazardous Materials inventories, and soil and groundwater analyses, tests and data in possession of the Company and its Subsidiaries concerning the existence of Hazardous Materials at any Company Real Property or at any facility formerly owned, operated, or leased by the Company or any of its Subsidiaries.

        4.21    Affiliates.    Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, between December 31, 2001 and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. The Company has delivered to Buyer in accordance with Section 6.9 a list identifying all persons who may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Affiliates").

        4.22    Finders or Brokers.    Except for RBC whose fees have been disclosed to Buyer, neither the Company nor any Company Subsidiary has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

        4.23    Registration Statement; Joint Proxy Statement/Prospectus.    The information supplied by the Company for inclusion or incorporation by reference in the Registration Statement on Form S-4 registering the Buyer Common Stock to be issued in the Merger (the "Registration Statement") as it relates to the Company and Company Subsidiaries, at the time the Registration Statement is declared effective by the SEC, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of the Company in connection with the Company Special Meeting (such joint proxy statement/prospectus, as amended and supplemented is referred to in this Agreement as the "Joint Proxy Statement/Prospectus"), at the date the Joint Proxy Statement/Prospectus is first mailed to stockholders, at the time of the Company Special Meeting, the Buyer Special Meeting and at the Effective Time shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any Company Subsidiary shall occur which is required to be described in the Joint Proxy Statement/Prospectus, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and the shareholders of Buyer. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Buyer which is contained in the Registration Statement or Joint Proxy Statement/Prospectus.

        4.24    Vote Required.    The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the Company Record Date (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement.

        4.25    Title to Property.    Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Reference Date, and have valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or Encumbrances of any kind or character, except (a) liens for current taxes not yet due and payable, (b) such imperfections of title, Encumbrances, liens and easements as would not reasonably be expected to have a Company Material Adverse Effect, (c) mortgages and other liens securing debt reflected on the Company Balance Sheet, and (d) liens recorded pursuant to any Environmental Law.

        4.26    Foreign Corrupt Practices Act.    None of Company, any Company Subsidiary, any of their respective officers or directors, or, to the Company's knowledge, any employees, agents, distributors, representatives acting on behalf of the Company or any Company Subsidiary, has paid, given or received or has offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Government Entity in the United States or elsewhere in connection with or in furtherance of the business of the Company or any Company Subsidiary (including, without limitation, any unlawful offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Company or any Company Subsidiary in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised unlawfully to any such official or party for such purposes). Neither the business of the Company nor any Company Subsidiary is in any manner dependent upon the making or receipt of such payments, discounts or other inducements. Neither the Company nor any Company Subsidiary has otherwise taken any action that could cause the Company or any Company Subsidiary to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the regulations thereunder, or any applicable Legal Requirements of similar effect.

        4.27    Customers and Suppliers.

  (a)
  There exists no actual or, to the Company's knowledge, pending termination, cancellation or material limitation of the current business relationship (excluding ordinary quarter to quarter volatility in business orders and revenue) of the Company or any Company Subsidiary, as the case may be, with any of the four largest customers (measured by dollar volume of sales during the nine months ended as of the Reference Date) or the four largest material suppliers/service providers of the Company and Company Subsidiaries, taken as a whole.

  (b)
  Each Contract between the Company (or any Company Subsidiary, as the case may be) and the Company's sole source supplier located in Thailand is freely assignable or transferable by the Company (or any Company Subsidiary, as the case may be) and can be terminated by the Company (or Company Subsidiary, as the case may be) without advance notice or any obligation. To the best knowledge of the Company after due inquiry, the bankruptcy of the parent of such sole source supplier will not result in the termination of any Contract with such sole source supplier or a Company Material Adverse Effect.

        4.28    Amendment to Rights Agreement.    As of the date of this Agreement, the Company has taken all action necessary to amend the Company Rights Agreement to provide that neither Buyer nor any of its Affiliates shall be deemed to be an Acquiring Person (as such term is, defined in the Company Rights Agreement), that neither a Distribution Date nor Shares Acquisition Date (as each such term is defined in the Company Rights Agreement) shall be deemed to occur and the Company Rights will not separate from the shares of Company Common Stock, in each case as a result of the execution, delivery or performance of this Agreement, the public announcement or consummation of the Merger, or the other transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

        Buyer and Merger Sub make to the Company the representations and warranties contained in this Article V, in each case subject to the exceptions set forth in the disclosure statement dated as of the date of this Agreement (the "Buyer Disclosure Statement"). The Buyer Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article V, and the disclosure in any Schedule of the Buyer Disclosure Statement shall only qualify the corresponding Section of this Article V, unless the disclosure contained in such Section contains such information so as to enable a reasonable person to determine that such disclosure qualifies or otherwise applies to other Sections of this Article V.

        5.1    Organization, Etc.    Each of Buyer, its Significant Subsidiaries (each a "Buyer Subsidiary" and collectively the "Buyer Subsidiaries") and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Buyer and Buyer Subsidiaries are duly qualified as a foreign Person to do business, and are each in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually and in the aggregate, be reasonably expected to have a Buyer Material Adverse Effect. None of Buyer, Merger Sub or any Buyer Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or any other charter documents.

        5.2    Authority Relative to This Agreement.    Each of Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, assuming approval of the Merger by the Merger Sub and the approval of Merger, the adoption of the Merger Agreement and the approval of the issuance of shares of Buyer Common Stock by the Required Buyer Shareholder Vote on the Buyer Record Date at the Buyer Special Meeting or any adjournment or postponement of such meeting in accordance with California Law and the Bylaws of the Buyer, consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement, and the consummation of the Merger, the issuance of the shares of Buyer Common Stock in connection with the Merger and the other transactions contemplated by this Agreement, have been duly and validly authorized by the required vote of the board of directors of Buyer and Merger Sub, and no other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement, to issue the shares of Buyer Common Stock in connection with the Merger, or to consummate the Merger and the other transactions contemplated by this Agreement other than, with respect to the Merger, the (a) approval of the Merger by the shareholder of Merger Sub and (b) approval of the Merger, the adoption of the Agreement and the approval of the issuance of Buyer Common Stock in the Merger by the Required Buyer Shareholder Vote on the Buyer Record Date at the Buyer Special Meeting or any adjournment or postponement thereof to the extent required by California Law or the NASDAQ Marketplace Rules and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

        5.3    No Violations, Etc.    No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of either Buyer or Merger Sub for the consummation by Buyer or Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (a) the filing of the Certificate of Merger as required by Delaware Law, (b) the filing with the SEC and the effectiveness of the Registration Statement, (c) the applicable requirements of the Exchange Act, state securities or "blue sky" laws, state takeover laws and the listing requirements of NASDAQ, (d) any filings required under and in compliance with the HSR Act or comparable laws of any other applicable jurisdictions, and (e) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval would not prevent or materially delay the Merger, or otherwise prevent or materially delay Buyer from performing its obligations under this Agreement, or, individually or in the aggregate, be reasonably expected to have a Buyer Material Adverse Effect. Neither the execution and delivery of this Agreement, nor the consummation of the Merger or the other transactions contemplated by this Agreement, nor compliance by Buyer and Merger Sub with all of the provisions of this Agreement will, subject to the approval of the Merger by sole stockholder of Merger Sub and the approval of the Merger, the adoption of the Merger Agreement and the approval of the issuance of shares of Buyer Common Stock in connection with the Merger by the Required Buyer Shareholder Vote at the Buyer Special Meeting or any adjournment or postponement of such meeting in accordance with California Law and the Bylaws of the Buyer, (x) conflict with or result in any breach of any provision of articles of incorporation, certificate of incorporation, bylaws or other charter documents of Buyer, Merger Sub or any Buyer Subsidiary, (y) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, Merger Sub or any Buyer Subsidiary, or by which any of their properties or assets may be bound, or (z) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or result in creation of an Encumbrance, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer, Merger Sub or any Buyer Subsidiary is a party or by which any of them or any of their properties or assets may be bound, except in the case of clauses (y) or (z) above, for any such conflicts, breaches, violations, defaults or other occurrences that would not (A) individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, or (B) prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement. Schedule 5.3 of the Buyer Disclosure Statement lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated by this Agreement under any of the Buyer's or any of Buyer Subsidiaries' notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations, other than consents, waivers and approvals the lack of which would not reasonably be expected to have a Buyer Material Adverse Effect.

        5.4    Capitalization.

  (a)
  The authorized capital stock of Buyer consists of 140,000,000 shares of Common Stock, $0.01 par value, of which there were 45,264,077 shares issued and outstanding as of October 28, 2002, and 5,000,000 shares of Buyer Preferred Stock, $0.01 par value, of which 140,000 share have been designated as Series RP Preferred Stock pursuant to the Buyer Rights Agreement. No shares of Series RP Preferred Stock are issued or outstanding.

  (b)
  Except for (i) 11,200,000 shares of Buyer Common Stock issuable pursuant to Buyer Stock Plans, (ii) 3,450,000 shares of Buyer Common Stock issuable pursuant to the Buyer Purchase Plan, and (iii) pursuant to the Buyer Rights Agreement, there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Buyer, or obligating Buyer to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. All outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the articles of incorporation or bylaws of Buyer or any agreement to which Buyer is a party or by which it is bound.

  (c)
  The terms of each of the Buyer Stock Plans do not prohibit the assumption of the Company Options as provided in Section 3.2(a). Neither the execution or delivery of this Agreement nor consummation of the Merger will accelerate any vesting of any Buyer Option.

  (d)
  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value, of which, as of the date hereof, 100 shares are issued and outstanding and are held by Buyer.

        5.5    Board Recommendation.    The board of directors of the Buyer has (a) approved and adopted this Agreement and declared it advisable, (b) determined that this Agreement is advisable, fair to and in the best interests of the Buyer, and (c) resolved to recommend the approval of Merger, the adoption of the Merger Agreement and the approval of the issuance of shares of Buyer Common Stock in connection with the Merger.

        5.6    Registration Statement; Joint Proxy Statement/Prospectus.    The information supplied by Buyer and Merger Sub for inclusion or incorporation by reference in the Registration Statement or Joint Proxy Statement/Prospectus as it relates to Buyer and Merger Sub, at the time the Registration Statement is declared effective or at the date the Joint Proxy Statement/Prospectus is first mailed to stockholders, respectively, and with respect to the Joint Proxy Statement/Prospectus at the time of the Buyer Special Meeting, the Company Special Meeting and the Effective Time shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to Buyer or any Buyer Subsidiary shall occur which is required to be described in the Registration Statement or Joint Proxy Statement/Prospectus, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and the shareholders of the Buyer. Notwithstanding the foregoing, Buyer makes no representation or warranty with respect to any information supplied by the Company which is contained in the Registration Statement or Joint Proxy Statement/Prospectus.

        5.7    SEC Filings.    Buyer has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC since January 1, 1997 (collectively, all such forms, reports, registration statements and documents filed after January 1, 1997 are referred to herein as the "Buyer SEC Reports"), all of which complied as to form when filed (or, if amended or superseded by filing prior to the date of this Agreement, then on such date of such amended or superseding filing) in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. The Buyer SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not, at the time they were filed (or, if amended or superseded by filing prior to the date of this Agreement, then on the date of such amended or superseding filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the Buyer SEC Reports, to the knowledge of Buyer, each of Buyer's officers and directors has complied with all filing requirements under Section 13 and Section 16(a) of the Exchange Act.

        5.8    Compliance with Laws.    Neither Buyer nor any Buyer Subsidiary has violated or failed to comply with any Legal Requirement (including, without limitation, relating to the export or import of goods or technology), except where any such violations or failures to comply would not, individually or in the aggregate, be reasonably expected to have a Buyer Material Adverse Effect. Buyer and Buyer Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably expected to have a Buyer Material Adverse Effect.

        5.9    Financial Statements.    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Reports (the "Buyer Financial Statements"), (a) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (b) fairly presented the consolidated financial position of Buyer and Buyer Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Buyer, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Buyer contained in Buyer's Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 2002 (the "Buyer Reference Date") is hereinafter referred to as the "Buyer Balance Sheet."

        5.10    Absence of Undisclosed Liabilities.    Neither Buyer nor any Buyer Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) other than liabilities or obligations: (a) included in the Buyer Balance Sheet and the related notes to the financial statements; (b) liabilities incurred since the Buyer Reference Date in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not reasonably be expected to have an Buyer Material Adverse Effect; (c) which are not and will not have, individually or in the aggregate, a Buyer Material Adverse Effect; and (d) under this Agreement.

        5.11    Absence of Changes or Events.    Except as contemplated by this Agreement, since the Buyer Reference Date, Buyer has not incurred, suffered or made: (a) any Buyer Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Buyer's or any Buyer Subsidiary's capital stock, or any purchase, redemption or other acquisition by Buyer of any of Buyer's capital stock or any other securities of

Buyer or any Buyer Subsidiary or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases which are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (c) any split, combination or classification of any of the Buyer or Buyer Subsidiary's capital stock; (d) any material change by Buyer in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (e) any material revaluation by Buyer of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business; or (f) any amendment to the charter documents of Buyer or any Buyer Subsidiary (g) any disposition of any material properties (including intangibles, real, personal or mixed); or (h) any agreement or proposal to do any of the things described in clauses (a) through (g) other than as expressly contemplated or provided for in this Agreement.

        5.12    Litigation.

  (a)
  Except as set forth in Buyer's Form 10-K for the fiscal year ended January 31, 2002, there is no Legal Proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any Buyer Subsidiary, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, or governmental or regulatory authority or body, or arbitration tribunal, except for those Legal Proceedings which, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect. There is no Legal Proceeding pending or, to the knowledge of Buyer, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions anticipated by this Agreement.

  (b)
  There is no outstanding Order to which Buyer, any Buyer Subsidiary or any of their assets is or was a party or by which Buyer, any Buyer Subsidiary or any of their assets is bound, except for those Orders which, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

        5.13    Fairness Opinion.    Buyer has received the opinion of Needham & Company, Inc. ("Needam & Company") dated the date of this Agreement to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to Buyer from a financial point of view, and Buyer will provide a copy of such opinion in writing to Company promptly after receipt thereof.

        5.14    Taxes.    Buyer and each of Buyer Subsidiaries have filed all Tax Returns required to be filed by them, and have paid (or Buyer has paid on behalf of Buyer Subsidiaries), all Taxes required to be paid as shown on such Tax Returns. The most recent financial statements contained in the Buyer SEC Reports reflect an adequate accrual (which accruals were established in accordance with GAAP) for the payment of all Taxes payable by Buyer and Buyer Subsidiaries, as of the date of such financial statements. Except as reasonably would not be expected to have a Buyer Material Adverse Effect, no deficiencies for any Taxes have been proposed, asserted or assessed against Buyer or any Buyer Subsidiary. Neither Buyer nor any Buyer Subsidiary has filed for any extension of time to file any Tax Return.

        5.15    Finders or Brokers.    Except for Needham & Company, whose fees have been disclosed to Company, neither the Buyer nor any Buyer Subsidiary has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

        5.16    Vote Required.    The affirmative vote of the holders of a majority of the outstanding shares of Buyer Common Stock on the Buyer Record Date at a duly constituted Buyer Special Meeting (the "Required Buyer Shareholder Vote") is the only vote of the holders of any class or series of the Buyer's capital stock necessary to adopt this Agreement and approve the issuance of the Buyer Common Stock in consideration with the Merger.

        5.17    Benefit Plans.

  (a)
  Buyer has performed all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each material employee compensation, incentive, fringe or benefit plans, programs, policies, practices, contracts, agreements, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of ERISA) covering any active or former employee, director or consultant of Buyer, any Buyer Subsidiary or any trade or business (whether or not incorporated) which is a Buyer Affiliate (the "Buyer Employee Benefit Plans"), except for such failures to perform, defaults and violations as would not have a Buyer Material Adverse Effect. Each such Buyer Employee Benefit Plan has been established, maintained and administered in accordance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Buyer Employee Benefit Plans, except for such violations as would not have a Buyer Material Adverse Effect. No suit, action, claim or other litigation (excluding claims for benefits incurred in the ordinary course of Buyer Employee Benefit Plan activities) has been brought, or to the knowledge of Buyer is threatened, against or with respect to any such Buyer Employee Benefit Plan and there are no audits, inquiries or proceedings pending or, to the knowledge of Buyer, threatened by the Internal Revenue Service or United States Department of Labor with respect to any Buyer Employee Benefit Plans that would have a Buyer Material Adverse Effect.

  (b)
  None of Buyer, any Buyer Subsidiary, or any Buyer Affiliate maintains or has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Buyer or any Buyer Subsidiary contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA Section 3(37) or to any plan described in Section 413 of the Code. None of Buyer, any Buyer Subsidiary or any officer or director of Buyer or any Buyer Subsidiary is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA.

  (c)
  None of the Buyer Employee Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Buyer nor any Buyer Subsidiary has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

        5.18    Environmental Matters.

  (a)
  Except as would not reasonably be expected to result in a Buyer Material Adverse Effect, each of the Buyer and each Subsidiary of the Buyer possess all Environmental Permits required under applicable Environmental Laws to conduct their current business and to use and occupy the Buyer Real Property for their current business. Except as would not reasonably be expected to result in a Buyer Material Adverse Effect, all Environmental Permits are in full force and effect and the Buyer and each Subsidiary of the Buyer are, and to the Buyer's knowledge have at all times been, in compliance with the terms and conditions of such Environmental Permits.

  (b)
  No suspension, cancellation or revocation of any Environmental Permits possessed by Buyer or any Subsidiary of the Buyer is pending or, to the knowledge of Buyer or any Subsidiary of the Buyer, threatened.

  (c)
  Except as would not be reasonably expected to result in a Buyer Material Adverse Effect, the Buyer and each Subsidiary of the Buyer are in compliance with, and within the period of all applicable statutes of limitation have complied with, all applicable Environmental Laws and have not received notice of any liability under any Environmental Law.

  (d)
  To the Buyer's knowledge, there is no Legal Proceeding, notice of violation, notice or demand letter or request for information pending against the Buyer or any Subsidiary of the Buyer to make good, repair, reinstate or clean up any of the Buyer Real Property or, to the Buyer's knowledge, any real property previously owned, leased, occupied or used by the Buyer or any Subsidiary of the Buyer.

  (e)
  No real property or facility presently or formerly owned, operated or leased by Buyer or any Subsidiary of the Buyer is listed on the National Priorities List maintained under CERCLA, or to the Buyer's knowledge, proposed for such listing. Neither the Buyer nor any Subsidiary of the Buyer has received any written notification of potential or actual liability or any request for information under CERCLA.

  (f)
  Except as would not reasonably be expected to result in a Buyer Material Adverse Effect, to the Buyer's knowledge, (i) there has not been any disposal, spill, discharge, or release of any Hazardous Material by the Buyer or any Subsidiary of the Buyer, on, at, or under any Buyer Real Property, and (ii) there are no Hazardous Materials located in, at, on, or under any Buyer Real Property that could reasonably be expected to require investigation, removal, remedial, or corrective action by the Buyer or any Subsidiary of the Buyer.

  (g)
  The Buyer and each Subsidiary of the Buyer has disposed of all wastes, including those wastes containing Hazardous Materials, in compliance with all applicable Environmental Laws and Environmental Permits except where the failure to make such disposition would not reasonably be expected to result in a Buyer Material Adverse Effect.

  (h)
  The Buyer and each Subsidiary of the Buyer have taken all actions necessary under the Toxic Substances Control Act, 15 USC, 2601 et seq. to register any products or materials required to be registered by Buyer or any Subsidiary of the Buyer (or any of their respective agents) thereunder, except where the failure to make such registration would not reasonably be expected to result in a Buyer Material Adverse Effect.

        5.19    Foreign Corrupt Practices Act.    None of Buyer, any Buyer Subsidiary, any of their respective officers or directors, or, to the Buyer's knowledge, any employees, agents, distributors or representatives acting on behalf of Buyer or any Buyer Subsidiary has paid, given or received or has offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Government Entity in the United States or elsewhere in connection with or in furtherance of the business of the Buyer or any Buyer Subsidiary (including, without limitation, any unlawful offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Buyer or any Buyer Subsidiary in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised unlawfully to any such official or party for such purposes). Neither the business of the Buyer nor any Buyer Subsidiary is in any manner dependent upon the making or receipt of such payments, discounts or other inducements. Neither the Buyer nor any Buyer Subsidiary has otherwise taken any action that could cause the Buyer or any Buyer Subsidiary to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the regulations thereunder, or any applicable Legal Requirements of similar effect.

        5.20    Restrictions on Business Activities.    There is no material judgment, injunction, order or decree binding upon Buyer or any Buyer Subsidiary which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Buyer or any Buyer Subsidiary, any acquisition of property by Buyer or any Buyer Subsidiary or the conduct of business by Buyer or any Buyer Subsidiary as currently conducted.

        5.21    Buyer Intellectual Property Rights.    To the knowledge of Buyer, the operation of the business of Buyer and the Buyer Subsidiaries as such business currently is conducted does not materially infringe or misappropriate the Proprietary Assets of any third party where such infringement would have a Buyer Material Adverse Effect.

        5.22    Agreements, Contracts and Commitments.    The Buyer and the Buyer Subsidiaries have not breached, or received in writing any claim or threat that Buyer or any Buyer Subsidiary has breached, any of the terms or conditions of any agreement, contract or commitment filed as an exhibit to the Buyer SEC Reports (the "Buyer Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Buyer under any Buyer Material Contract. Each Buyer Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which Buyer or Buyer Subsidiaries is aware by any party obligated to Buyer or its applicable subsidiary pursuant to such Buyer Material Contract.

        5.23    Interim Operations of Merger Sub.    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

ARTICLE VI
COVENANTS

        6.1    Conduct of Business During Interim Period.

  (a)
  Except as expressly provided in this Agreement, as set forth in the Company Disclosure Statement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, the Company and each of its Subsidiaries will (x) conduct its operations according to its ordinary and usual course of business consistent with past practice, (y) use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, and (z) not take any action which would adversely affect its ability to consummate the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as set forth in the Company Disclosure Statement or as otherwise expressly provided in this Agreement, prior to the earlier of the termination of this Agreement or Effective Time neither the Company nor any of its Subsidiaries will, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), directly or indirectly, do any of the following:
(i)	enter into, violate, extend, amend or otherwise modify or waive any of the terms of (A) any material joint venture, license (other than end user licenses), or agreement relating to the joint development or transfer of technology or the Company Proprietary Assets or (B) except in the ordinary course of business and consistent with past practice, any other material agreements, commitments or contracts (including end user licenses);
(ii)	split, combine or reclassify any shares of its capital stock;
(iii)
authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement with any other person with respect to any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, any material change in capitalization, or any material partnership, association, joint venture, joint development, technology transfer, or other material business alliance;
(iv)
fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to Buyer;
(v)	maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;
(vi)
enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;
(vii)
institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC, or revalue any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

(viii)
in respect of any Taxes, make or change any material election, change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment except as required by applicable law;
(ix)
suspend, terminate or otherwise discontinue any planned or ongoing research and development activities, programs or other such activities which would be reasonably expected to have a Company Material Adverse Effect;
(x)
issue any capital stock or other options, warrants or other rights to purchase or acquire capital stock, other than: (A) the grant or exercise of purchase rights pursuant to the Company Purchase Plan as contemplated by Section 3.2(b); or (B) the exercise of the Company Options outstanding as of the date of this Agreement; or (C) the issuance of options to purchase Company Common Stock to new hires of the Company for an aggregate of 250,000 shares, provided that any such issuance shall be consistent with the past practice of the Company and subject to the Company's customary vesting schedule as now in effect;
(xi)
declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;
(xii)
amend or permit the adoption of any amendments to the Company's certificate of incorporation, bylaws or other charter documents or any of the charter documents of its Subsidiaries, or effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
(xiii)	form any Subsidiary or acquire any equity interest or other interest in any other Entity;
(xiv)	make any capital expenditure other than with respect to projects contemplated in the Company's capital expenditure budget as set forth in Schedule 6.1(a)(xiv) of the Company Disclosure Statement;
(xv)
enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Contract with obligations in excess of $750,000, or amend or terminate, or waive or exercise any material right or remedy under, any Company Material Contract with obligation in excess of $750,000;
(xvi)
acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices, and except for licensing of intellectual property in the sale or licensing of the Company's products in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

(xvii)
lend money to any Person, or incur or guarantee any indebtedness (except that the Company may make routine borrowings in the ordinary course of business and in accordance with past practices under the Company's credit facilities outstanding as of the date hereof (without any amendment or modification thereto));
(xviii)	commence or settle any Legal Proceeding; or
(xix)	take, or agree to take, any of the actions described in Section 4.10 or this Section 6.1(a).
  (b)
  Except as expressly provided in this Agreement, as set forth in the Buyer Disclosure Statement or as expressly consented to in writing by Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, the Buyer and each of its Subsidiaries will (x) conduct its operations according to its ordinary and usual course of business consistent with past practice, (y) use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, and (z) not take any action which would adversely affect its ability to consummate the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as set forth in the Buyer Disclosure Statement or as otherwise expressly provided in this Agreement, prior to the earlier of the termination of this Agreement or Effective Time neither the Buyer nor any Buyer Subsidiary will, without the prior written consent of Company (which consent shall not be unreasonably withheld, delayed or conditioned), directly or indirectly, do any of the following:

  (i)
  enter into, violate, extend, amend or otherwise modify or waive any of the terms of (A) any material joint venture, license (other than end user licenses), or agreement relating to the joint development or transfer of technology or the Buyer Proprietary Assets or (B) except in the ordinary course of business and consistent with past practice, any other material agreements, commitments or contracts (including end user licenses), which in each case would be reasonably likely to delay the Effective Time or adversely affect Buyer's ability to consummate the Merger and perform its obligations under this Agreement;

  (ii)
  authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement with any other person with respect to any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, any material change in capitalization, or any material partnership, association, joint venture, joint development, technology transfer, or other material business alliance, which in each case would be reasonably likely to delay the Effective Time or adversely affect Buyer's ability to consummate the Merger and perform its obligations under this Agreement;

  (iii)
  institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC, or revalue any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

  (iv)
  declare, accrue, set aside or pay any extraordinary nonstock dividend or make any other extraordinary nonstock distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

    (v)
    amend or permit the adoption of any amendments to the Buyer's articles of incorporation, bylaws or other charter documents or any of the charter documents of any Buyer Subsidiary, or effect any recapitalization or reclassification of shares, or effect or become a party to any Acquisition Transaction that would be reasonably likely to delay the Effective Time or adversely affect Buyer's ability to consummate the Merger and perform its obligations under this Agreement; or

    (vi)
    take, or agree to take, any of the actions described in Section 5.11 or this Section 6.1(b).

        6.2    No Solicitation.

  (a)
  From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article IX, the Company and its Subsidiaries will not, nor will they authorize or knowingly permit any of their Representatives to, and the Company and its Subsidiaries will use their reasonable efforts to cause their respective Representatives and Subsidiaries not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action for the purpose of facilitating any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract or commitment contemplating or otherwise relating to any Acquisition Transaction. Notwithstanding anything to the contrary contained in this Section 6.2 or in any other provision of this Agreement, the Company may furnish information to, or participate in discussions or negotiations with, any third party that has made an unsolicited Acquisition Proposal (a "Potential Acquiror") that the board concludes is reasonably likely to result in a Superior Offer, if the board determines in good faith (A) after consultation with its financial advisor that the Potential Acquiror submitting such Acquisition Proposal has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal and (B) after consultation with its legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve such Acquisition Proposal would be inconsistent with its fiduciary duties under applicable law. The Company agrees that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality, standstill and no solicitation agreement containing provisions at least as favorable to the Company as the confidentiality, standstill and no solicitation provisions of the Confidentiality Agreement. In the event that the Company shall determine to provide any information as described above, or shall receive any Acquisition Proposal (or any material amendment to an Acquisition Proposal previously received), it shall as promptly as practicable, and in any event within one day or, if a written Acquisition Proposal is received on a day that is not a business day, within one day of Company having knowledge of such written Acquisition Proposal, notify Buyer in writing and orally as to that fact and shall furnish to Buyer the identity of the recipient of such information to be provided and/or the Potential Acquiror and the terms of such Acquisition Proposal (or material amendment). For purposes of the preceding sentence of this Section 6.2(a), "knowledge" shall mean the actual knowledge of the Chief Executive Officer or Chief Financial Officer of the Company. The Company will notify Buyer as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal.

  (b)
  The Company agrees not to release any Person (other than Buyer) from or waive any provision of any confidentiality, "standstill" or similar agreement to which the Company is a party and will use its commercially reasonable efforts to enforce each such agreement at the request of Buyer. The Company also will promptly request each Person (other than Buyer) that has executed, within 12 months prior to the date of this Agreement, a confidentiality, standstill or similar agreement in connection with its consideration of a possible Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of the Company.

        6.3    Access to Information.    From the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article IX, the Company and Buyer will each afford to the other and their Representatives reasonable access during normal business hours and upon reasonable notice to all of its facilities, personnel and operations and to all of its and its Subsidiaries books and records, will permit the other and its authorized representatives to conduct inspections as they may reasonably request and will instruct its officers and those of its Subsidiaries to furnish such persons with such financial and operating data and other information with respect to its business and properties as they may from time to time reasonably request, subject to the restrictions set forth in the Confidentiality Agreement, dated as of February 12, 2001, as amended to date, between Buyer and the Company (as amended, the "Confidentiality Agreement").

        6.4    Special Meetings; Registration Statement; Board Recommendations.

  (a)
  The Company Special Meeting.    Promptly after the date of this Agreement, subject to Section 6.4(e), the Company will take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to convene a meeting of the Company's stockholders to consider adoption of this Agreement and approval of the Merger (the "Company Special Meeting") to be held as promptly as practicable. Subject to Section 6.4(e), the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the approval of the Merger and will take all action required by the rules of NASDAQ or Delaware Law in connection with obtaining such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Special Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of the Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Special Meeting. The Company shall ensure that the Company Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Special Meeting are solicited, in compliance with the Delaware Law, the Company's certificate of incorporation and bylaws, the rules of NASDAQ and all other applicable legal requirements.

  (b)
  Buyer Special Meeting.    Promptly after the date of this Agreement, Buyer will take all action necessary in accordance with California Law and its articles of incorporation and bylaws to convene a meeting of Buyer's shareholders to consider the to adoption of this Agreement and the issuance of Buyer Common Stock in the Merger (the "Buyer Special Meeting") to be held as promptly as practicable. Buyer will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the issuance of Buyer Common Stock in the Merger and will take all action required by the rules of NASDAQ or California Law in connection with obtaining such approvals. Notwithstanding anything to the contrary contained in this Agreement, Buyer may adjourn or postpone the Buyer Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Buyer's shareholders in advance of a vote on the approval of the Merger, the adoption of the Agreement and the approval of the issuance of Buyer

    Common Stock in the Merger and this Agreement or, if as of the time for which the Buyer Special Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Buyer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Special Meeting. Buyer shall ensure that the Buyer Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Buyer in connection with the Buyer Special Meeting are solicited, in compliance with California Law, Buyer's articles of incorporation and bylaws, the rules of NASDAQ and all other applicable legal requirements.

  (c)
  Subject to the right of the board of directors of the Company to withhold, amend or modify the Company Board Recommendation (x) pursuant to Section 6.4(e) with respect to a Superior Offer, or (y) other than with respect to a Superior Offer in which case the Company shall comply with Section 6.4(e), if the board of directors of the Company determines in good faith, after consultation with its legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, (i) the board of directors of the Company shall recommend (by a vote of the majority of the directors of the Company at a duly called and noticed meeting of the board of directors of the Company) that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Special Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of the Company has recommended (by a vote of the majority of the directors of the Company at a duly called and noticed meeting of the board of directors of the Company) that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger (the "Company Board Recommendation") at the Company Special Meeting; and (iii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Buyer, the Company Board Recommendation.

  (d)
  (i) The board of directors of Buyer shall recommend (by a vote of the majority of the directors of Buyer at a duly called and noticed meeting of board of directors of Buyer) that Buyer's shareholders vote in favor of the issuance of Buyer Common Stock in the Merger at the Buyer Special Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Buyer has recommended (by a vote of the majority of the directors of Buyer at a duly called and noticed meeting of board of directors of Buyer) that Buyer's shareholders vote in favor of the issuance of Buyer Common Stock in the Merger at the Buyer Special Meeting; and (iii) neither the board of directors of Buyer nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Company, the recommendation of the board of directors of Buyer that Buyer's shareholders vote in favor of the issuance of Buyer Common Stock in the Merger.

  (e)
  Nothing in this Agreement shall prevent the board of directors of the Company from withholding, withdrawing, amending or modifying the Company Board Recommendation if (i) a Superior Offer is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Buyer (a "Notice of Superior Offer") notifying Buyer that the Company has received a Superior Offer, specifying the terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer pursuant to the requirements of Section 6.2(a) of this Agreement, (iii) Buyer shall not have, within three (3) business days of Buyer's receipt of the Notice of Superior Offer, made an offer that the board of directors of the Company in good faith determines, after consultation with its financial advisor, to be at least as favorable to the Company's stockholders as such Superior Offer (it being agreed that the board of directors of the Company shall convene a meeting to consider any such offer by Buyer promptly following the receipt thereof), (iv) the board of directors of the Company concludes in good faith, after consultation with its legal counsel, that, in light of such Superior Offer, the failure to withhold, withdraw, amend or modify such recommendation would be inconsistent with the fiduciary obligations of the board of directors of the Company to the Company's stockholders under applicable law and (v) the Company shall not have violated any of the restrictions set forth in Section 6.2 or this Section 6.4(e) in connection with such Superior Offer. The Company shall provide Buyer with at least three business days prior notice (or such lesser prior notice as provided to the members of the Company's board of directors but in no event less than twenty-four hours) of any meeting of the Company's board of directors at which the Company's board of directors is reasonably expected to consider any Acquisition Transaction or Acquisition Proposal.

  (f)
  Nothing contained in this Agreement shall prohibit the Company or its board of directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

  (g)
  As promptly as practicable after the execution of this Agreement, the Company and Buyer shall mutually prepare, and the Company and Buyer shall file with the SEC, a Joint Proxy Statement/Prospectus. As promptly as practicable after execution of this Agreement, Buyer shall file the Registration Statement, of which the Joint Proxy Statement/Prospectus forms a part, with the SEC. Buyer and the Company shall use all commercially reasonable efforts to have the preliminary Joint Proxy Statement/Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC as promptly as practicable. Buyer shall also take any action required to be taken under applicable state blue sky or securities laws in connection with Buyer Common Stock to be issued in exchange for the shares of the Company Common Stock. Buyer and the Company shall promptly furnish to each other all information, and take such other actions (including without limitation using all commercially reasonable efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 6.4(g). Whenever any party learns of the occurrence of any event which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any other filing made pursuant to this Section 6.4(g), Buyer or the Company, as the case may be, shall promptly notify the other of such occurrence and cooperate in filing with the SEC or its staff and/or mailing to stockholders of the Company and the shareholders of Buyer such amendment or supplement.

  (h)
  Subject to Section 6.4(e), the Joint Proxy Statement/Prospectus shall contain the Company Board Recommendation.

  (i)
  The Joint Proxy Statement/Prospectus shall contain the recommendation of the board of directors of Buyer in favor of the approval of the Merger, the adoption of the Agreement and the approval of the issuance of Buyer Common Stock in the Merger.

  (j)
  The Company's obligation to call, give notice of and hold the Company Special Meeting in accordance with Section 6.4(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

  (k)
  Notwithstanding anything to the contrary contained in this Agreement, if the Company Board Recommendation shall be withdrawn or modified in a manner adverse to Buyer, then, at the request of Buyer:

  (i)
  The Company shall waive any standstill or similar provisions applicable to Buyer; and

    (ii)
    The Company shall render such other reasonable administrative assistance to Buyer in the solicitation of proxies by Buyer in favor of the adoption of this Agreement as Buyer shall request.

        6.5    Commercially Reasonable Efforts.

  (a)
  Subject to the terms and conditions herein provided, Buyer, Merger Sub and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or appropriate under this Agreement, applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) if determined that filings in addition to those made in connection with the Original Agreement are required, promptly filing Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") (or filing any other applicable forms required under the comparable laws of any other jurisdictions the parties reasonably determine to apply) and responding as promptly as practicable to any inquiries received from the FTC or the Antitrust Division (or such foreign agency or entity, if applicable) for additional information or documentation, (ii) using commercially reasonable efforts to obtain all necessary governmental and private party consents, approvals or waivers, and (iii) using commercially reasonable efforts to lift any legal bar to the Merger. Buyer shall cause Merger Sub to perform all of its obligations under this Agreement.

  (b)
  Notwithstanding anything to the contrary in this Agreement, none of Buyer, any of its Subsidiaries or Surviving Corporation shall be required to (i) divest, hold separate or license any business(es), product line(s) or asset(s), (ii) take any action or accept any limitation that would reasonably be expected to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, or (iii) agree to any of the foregoing.

        6.6    Public Announcements.    Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement, Buyer, Merger Sub and the Company agree to consult with each other as to its form and substance, and agree not to issue any such press release or general communication to employees or make any public statement prior to obtaining the consent of the other, except as may be required by applicable law or by the rules and regulations of or listing agreement with NASDAQ or as may otherwise be required by NASDAQ or the SEC.

        6.7    Board of Directors of Buyer.    The board of directors of Buyer shall take all actions necessary to increase the size of the board of directors of Buyer by two directors, and shall appoint two new directors (the "New Buyer Directors") to serve as directors of Buyer effective immediately after the Effective Time. The New Buyer Directors, both of whom shall be persons who are directors of the Company on the date of this Agreement and immediately prior to the Effective Time, will be identified in writing by the board of directors of the Company prior to the mailing of the Joint Proxy Statement/Prospectus; provided, however, that in the event a New Buyer Director is unable or unavailable to serve as a director of Buyer, the Company shall be entitled to designate another person to serve as director of Buyer so long as such person was a director of the Company on the date of this Agreement, is a director of the Company immediately prior to the Effective Time and is reasonably acceptable to Buyer.

        6.8    Indemnification.

  (a)
  Buyer shall, or shall cause the Surviving Corporation to, fulfill and honor the obligations of the Company pursuant to indemnification agreements and agreements for advancement of fees and expenses between the Company and the Indemnified Parties and provisions for any indemnification, advancement of fees and expenses and exculpation under the certificate of incorporation or bylaws of the Company as in effect on the date of this Agreement.

    "Indemnified Parties" shall include each person who is or was a director or officer of the Company or any Subsidiary of the Company at any time before the Effective Time, and each person who serves or has in the past served at the request of the Company or any Subsidiary of the Company as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at any time before the Effective Time.

  (b)
  For a period of six years after the Effective Time, the Buyer shall, or shall cause Surviving Corporation to, indemnify and hold harmless the Indemnified Parties against and from any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (and whether arising before or after the Effective Time), to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of the Company arising out of or pertaining to events prior to the Effective Time. In the event of the commencement or assertion of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to Buyer and the Surviving Corporation, (ii) after the Effective Time, Buyer shall pay or cause to be paid the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither Buyer nor the Surviving Corporation shall not be liable for any settlement effected without its written consent; and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims (and the matters giving rise thereto) shall continue until the disposition of any and all such claims (and the matters giving rise thereto). The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless any Indemnified Party determines in good faith (after consultation with legal counsel) that there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties. In the event the Buyer or Surviving Corporation or any of their respective successors or assigns (x) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (y) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.8, proper provision shall be made so that the successors and assigns of Buyer and the Surviving Corporation assume the obligations set forth in this Section 6.8, and none of the actions described in clause (x) or (y) shall be taken until such provision is made.

  (c)
  For a period of six years after the Effective Time, Buyer shall, or shall cause the Surviving Corporation to, maintain in effect, to the extent available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms no less favorable to such persons as those applicable under the policy of directors' and officers' liability insurance currently maintained by the Company; provided, however, that in no event shall Buyer or Surviving Corporation be required to expend for coverage for any one year in excess of 250% of the annual premium currently paid by the Company for such coverage, and that if the annual premiums of such insurance coverage exceed such amount, Buyer or Surviving Corporation shall be obligated instead to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

  (d)
  Each Indemnified Party will cooperate with reasonable requests of Buyer or Surviving Corporation in defending or settling any action hereunder.

  (e)
  This Section 6.8 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of Buyer and the Surviving Corporation, and shall be enforceable by the Indemnified Parties.

        6.9    Company Affiliate Agreements.    Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Buyer a list (reasonably satisfactory to counsel for Buyer), setting forth the names of all persons who are expected to be, at the Effective Time, in the Company's reasonable judgment, Affiliates of the Company. The Company shall furnish such information and documents as Buyer may reasonably request for the purpose of reviewing such list. The Company shall use its commercially reasonable efforts to deliver a written agreement in substantially the form of Exhibit C hereto (a "Company Affiliate Agreement") executed by each person identified as an Affiliate in the list furnished pursuant to this Section 6.9(a) within ten (10) days after the execution of this Agreement.

        6.10    NASDAQ Listing.    Prior to the Effective Time, Buyer agrees to cause the shares of Buyer Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger to be authorized for listing on NASDAQ, subject to official notice of issuance.

        6.11    Resignation of Directors and Officers.    Prior to the Effective Time, the Company shall deliver to Buyer (using its best efforts to obtain same at no cost to either the Company or Buyer other than ordinary and usual legal expenses of the Company associated therewith) the resignations of such directors and officers of the Company and its Subsidiaries as Buyer shall specify at least ten days prior to the Closing, such resignations to be effective at the Effective Time.

        6.12    Consents of Buyer's and the Company's Accountants.    Each of Buyer and the Company shall use commercially reasonable efforts to cause its independent accountants to deliver to Buyer a consent, dated the date on which the Registration Statement shall become effective, in form reasonably satisfactory to Buyer and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

        6.13    Form S-8.    No later than five (5) business days after the Effective Time, Buyer shall file with the SEC a Registration Statement, on Form S-8 or other appropriate form under the Securities Act, to register Buyer Common Stock issuable upon exercise of the Buyer Exchange Options and shares of Buyer Common Stock issuable pursuant to the Company Purchase Plan following the Effective Time.

        6.14    Notification of Certain Matters.

  (a)
  Company shall give prompt notice to Buyer and Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 8.2(a) or 8.2(b) could reasonably be expected to not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

  (b)
  Buyer shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Buyer or Merger Sub to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 8.1(a) or 8.1(b) could reasonably be expected to not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

  (c)
  The Company shall give prompt notice to Buyer and Merger Sub, and Buyer shall give prompt notice to the Company, of (i) any material failure of the Company or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it set forth in Article VIII hereof or the failure of which would result in either a Company Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be, or (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

        6.15    SEC Filings.

  (a)
  The Company will deliver promptly to Buyer true and complete copies of each report, registration statement or statement mailed by it to its security holders generally or filed by it with the SEC, in each case subsequent to the date of this Agreement and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by Buyer or Merger Sub, as to which the Company makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports, (i) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) shall fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

  (b)
  Buyer will deliver promptly to the Company true and complete copies of each report filed by it with the SEC subsequent to the date of this Agreement and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by the Company, as to which Buyer makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports (i) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) shall fairly present the consolidated financial position of Buyer and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

        6.16    Employee Benefit Matters.    Buyer agrees to cause employees of the Company who continue as employees of Buyer following the Effective Time (and such employees' dependents) to be eligible to participate in the Buyer Purchase Plan and Buyer Stock Plans and health and welfare benefit plans, programs and practices of Buyer generally applicable to other similarly-situated employees of Buyer (the "Buyer Plans") effective as soon as reasonably practicable following the Effective Time. Buyer shall recognize, from and after the Effective Time, each Company employee's service with the Company for purposes of determining eligibility to participate in and vesting, and, if applicable, eligibility to commence participation in retirement plans (excluding benefit accruals), under the Buyer Plans. Compensation provided to employees of the Company who continue as employees of Buyer following the Effective Time shall be determined by Buyer in its sole discretion. Buyer shall waive any pre-existing condition exclusions or limitations under applicable health plans of Buyer (except to the extent an insurance company withholds any required permission) and any such deductibles or copayments applicable to such Buyer Plans shall be reduced by any amounts paid by Company employees (or their dependents) to any such plan for the plan year in which the Effective Time occurs. At the request of Buyer, Company shall take all necessary action in compliance with applicable law and consistent with the maintenance of the plan's qualified status under applicable provisions of the Code to terminate the Company's 401(k) plan effective prior to the Effective Time (including without limitation board resolutions terminating such plan).

        6.17    Takeover Laws.    If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated in this Agreement, each of Buyer and the Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the End Date, on the terms and conditions contemplated by this Agreement and thereby and otherwise act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

        6.18    Rights Agreements.

  (a)
  Except as expressly required by this Agreement, the Company shall not, without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned), amend the Company Rights Agreement or take any other action with respect to, or make any determination under, the Company Rights Agreement, including a redemption of the Rights or any to facilitate an Acquisition Proposal.

  (b)
  If Buyer determines that the consummation of the Merger would cause any shareholder of the Company to become an Acquiring Person as a result of the issuance of Buyer Common Stock in the Merger, the Buyer shall take all action necessary, if any, to amend the Buyer Rights Agreement to provide that such shareholder shall be deemed not to be an Acquiring Person (as such term is defined in the Buyer Rights Agreement), that neither a Distribution Date nor Shares Acquisition Date (as each such term is defined in the Buyer Rights Agreement) shall be deemed to occur and the Buyer Rights will not separate from the shares of Buyer Common Stock, in each case as a result of the consummation of the Merger, the issuance of the Buyer Common Stock in connection with the Merger or the other transactions contemplated by this Agreement or the Company Affiliate Agreements.

        6.19    FIRPTA.    At or prior to the Closing, the Company shall deliver to the Internal Revenue Service, with a copy to Buyer, a notice that the Company Common Stock is not a "U.S. Real Property Interest" as defined and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

        6.20    Section 16 Matters.    Prior to the Effective Time, the boards of directors of Buyer and Company, or committees thereof comprised of nonemployee directors, shall adopt resolutions consistent with the interpretive guidance of the SEC and Buyer and Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Buyer Common Stock (including derivative securities with respect to Buyer Common Stock or the assumption of Company Options by Buyer) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        6.21    Road Show.    The Company and Buyer shall each use their commercially reasonable efforts to conduct a joint road show with the investors of both companies in support of the transactions proposed by this Agreement. The length and number of meetings for such road show shall be determined by mutual agreement between Buyer and the Company.

ARTICLE VII
CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

        The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment on or before the Effective Time of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:

        7.1    Registration Statement.    he Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

        7.2    Company Stockholder Approval.    he approval of a majority of the shares of Company Common Stock outstanding as of the Company Record Date in favor of the adoption of the Merger Agreement and approval of the Merger shall have been obtained at the Company Special Meeting or any adjournment or postponement thereof.

        7.3    Buyer Shareholder Approval.    The approval of a majority of the shares of Buyer Common Stock outstanding as of the Buyer Record Date in favor of the adoption of the Agreement, the approval of the Merger and the approval of the issuance of Buyer Common Stock in the Merger shall have been obtained at the Buyer Special Meeting or any adjournment or postponement thereof.

        7.4    Governmental Clearances.    The waiting period applicable to consummation of the Merger under the HSR Act and the comparable laws of any other jurisdiction that the parties reasonably determine to apply shall have expired or been terminated. Other than the filing of the Certificate of Merger which shall be accomplished as provided in Section 2.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Government Entity shall have been obtained or filed, except for those, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or Buyer Material Adverse Effect.

        7.5    Tax Matters.    Buyer shall have received an opinion of Heller Ehrman White & McAuliffe LLP, counsel to Buyer and Merger Sub, and the Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati PC, counsel to the Company, each such opinion dated as of the Effective Time, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, (a) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (b) each of Buyer, Merger Sub and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code. The opinions referred to in the preceding sentence will be based in part on representations to be made by the parties, and Buyer, Merger Sub and the Company agree to deliver officer's certificates to counsel, in form and substance satisfactory to counsel, on which counsel may rely in rendering such opinions. Buyer and Company shall each use commercially reasonable efforts (including the provision of customary representations and covenants) to permit legal counsel to render the opinion described in this Section 7.5 and to ensure that its representations and covenants are true and correct. If counsel to either Buyer or the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion in the required form to such party.

        7.6    Statute or Decree.    No writ, order, temporary restraining order, preliminary injunction or injunction shall have been enacted, entered, promulgated or enforced by any Entity, which remains in effect, and prohibits the consummation of the Merger or otherwise makes it illegal, nor shall any governmental agency have instituted any Legal Proceeding which remains pending and which seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the Merger in accordance with the terms of this Agreement.

ARTICLE VIII
CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND BUYER

        8.1    Additional Conditions To The Obligations Of the Company.    The obligations of the Company to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by the Company:

  (a)
  (i) The representations and warranties of Buyer and Merger Sub contained in this Agreement not qualified with any "Material Adverse Effect" qualifier shall be true and correct in all respects, so long as any failures of such representations and warranties to be true and correct in all respects, taken together, have not had a Buyer Material Adverse Effect (it being understood that for purposes of determining accuracy of such representations and warranties all qualifications based on the word "material" contained in such representations and warranties shall be disregarded), and (ii) the representations and warranties of Buyer and Merger Sub contained in this Agreement qualified with any "Material Adverse Effect" qualifier shall be true and correct in all respects; in the case of each of (i) and (ii), as of the date of this Agreement and as of the Effective Time except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date.

  (b)
  Buyer and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

  (c)
  Buyer shall have furnished a certificate executed by one of its officers to evidence compliance with the conditions set forth in Sections 8.1(a) and (b) of this Agreement.

  (d)
  No Buyer Material Adverse Effect shall have occurred since the date of the Agreement.

  (e)
  The Buyer Common Stock issuable in connection with the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance on NASDAQ.

        8.2    Additional Conditions To The Obligations Of Buyer and Merger Sub.    The obligations of Buyer and Merger Sub to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Buyer and Merger Sub:

  (a)
  (i) The representations and warranties of the Company contained in this Agreement not qualified with any "Material Adverse Effect" qualifier shall be true and correct in all respects, so long as any failures of such representations and warranties to be true and correct in all respects, taken together, have not had a Company Material Adverse Effect (it being understood that for purposes of determining accuracy of such representations and warranties all qualifications based on the word "material" contained in such representations and warranties shall be disregarded), and (ii) the representations and warranties of Company contained in this Agreement qualified with any "Material Adverse Effect" qualifier shall be true and correct in all respects; in the case of each of (i) and (ii), as of the date of this Agreement and as of the Effective Time except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date.

  (b)
  The Company shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

  (c)
  The Company shall have furnished a certificate executed by one of its officers to evidence compliance with the conditions set forth in Sections 8.2(a) and (b) of this Agreement.

  (d)
  No Company Material Adverse Effect shall have occurred since the date of the Agreement.

  (e)
  Mr. Thomas H. Waechter shall not have been terminated, resigned from his position, or otherwise be unable to perform as the Company's President and Chief Executive Officer. The Buyer Employment Agreement between Buyer and Mr. Thomas H. Waechter shall be in full force and effect and Mr. Waechter shall be willing and able to fulfill his obligations under such agreement.

ARTICLE IX
TERMINATION

        9.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of the Company:

  (a)
  by mutual written consent duly authorized by the boards of directors of Buyer and the Company;

  (b)
  by either the Company or Buyer if the Merger shall not have been consummated by December 31, 2002 (the "End Date") for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

  (c)
  by either the Company or Buyer if a court of competent jurisdiction or other Government Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and nonappealable;

  (d)
  by the Company or Buyer if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to hold a meeting (which failure resulted from the Company's breach of Sections 6.4(a) or (j) and such breach was not cured within 10 days) or the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Company where the failure to hold a meeting or the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

  (e)
  by the Company or Buyer if the required approval of the shareholders of Buyer contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Buyer shareholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Buyer where the failure to obtain Buyer shareholder approval shall have been caused by the action or failure to act of Buyer and such action or failure to act constitutes a material breach by Buyer of this Agreement;

  (f)
  by Buyer (at any time prior to the Effective Time) if a Company Triggering Event shall have occurred;

  (g)
  by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 8.1(a) or Section 8.1(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in Buyer's representations and warranties or breach by Buyer remains uncured on the date which is twenty (20) business days following written notice of such breach or inaccuracy from the Company to Buyer; or

  (h)
  by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in the Company's representations and warranties or breach by the Company remains uncured on the date which is twenty (20) business days following written notice of such breach or inaccuracy from Buyer to the Company.

        9.2    Notice of Termination; Effect of Termination.    Any termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 6.3, this Section 9.2, Section 9.3 and Article X (miscellaneous), each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        9.3    Fees and Expenses.

          (a)    General.    Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Buyer and the Company shall share equally (i) all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) all fees and expenses, other than attorneys' and accountants' fees, in connection with any filings under the HSR Act.

          (b)    Company Payments.    In the event that this Agreement is terminated by Buyer or the Company, as applicable, pursuant to Sections 9.1(b), (d) or (f), the Company shall promptly, but in no event later than two days after the date of such termination, pay Buyer a fee equal to the higher of (x) $2,000,000 or (y) an amount equal to the product of .05 multiplied by the number of shares of Buyer Common Stock to be issued in connection with the Merger (as determined below) multiplied by the Average Buyer Termination Price, in immediately available funds (the "Termination Fee"); provided, that in the case of termination under Section 9.1(b) or 9.1(d): (i) such payment shall be made only if following the date of this Agreement and prior to the termination of this Agreement, a third party has publicly announced and not withdrawn an Acquisition Proposal and, within twelve months following the termination of this Agreement, any Acquisition Transaction is consummated or the Company enters into an agreement providing for an Acquisition Transaction and such Acquisition Transaction is later consummated with (regardless of when such consummation occurs if the Company has entered into such an agreement within such twelve-month period), and (ii) such payment in immediately available funds shall be made promptly, but in no event later than two days after the consummation of such Acquisition Transaction. The Company acknowledges that the agreements contained in this Section 9.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amount due pursuant to this Section 9.3(b), and, in order to obtain such payment, Buyer makes a claim for such amount that results in a judgment against the Company, the Company shall pay to Buyer interest on such amount at the prime rate of JP Morgan Chase in effect on the date such payment was required to be made. For the purposes of this Section 9.3(b) when considering payment of a Termination Fee pursuant to an Acquisition Transaction occurring subsequent to a termination under either Section 9.1(b) or 9.1(d) of this Agreement (but not a termination pursuant to Section 9.1(f)), each instance of the term "15%" in the definition of Acquisition Transaction (whether used directly or indirectly in the definition of Acquisition Proposal) shall be deemed to mean "50%" and the restrictions set forth in clauses (a)(i)(A) and (B) and (b)(i)(A) and (B) of the definition of Acquisition Transaction shall be disregarded. For the purposes of this Section 9.3(b), the number of shares of Buyer Common Stock to be issued in connection with the Merger shall equal the Exchange Ratio multiplied by the number of shares of Company Common Stock issued as of the earlier of (A) the date that a public announcement of an Acquisition Proposal or Acquisition Transaction is made or (B) the date that an amendment or modification of the Company Board Recommendation in a manner adverse to Buyer is made (including if such Company Board Recommendation is withdrawn or withheld in a manner adverse to Buyer) or a resolution to withhold, withdraw, amend or modify the Company Board Recommendation in a manner adverse to Buyer is adopted in connection with an Acquisition Proposal or Acquisition Transaction. For avoidance of doubt, if the number of shares of Company Common Stock or the Buyer Average Termination Price is not determinable, then the Company shall pay Buyer the amount set forth in (x) above.

ARTICLE X
MISCELLANEOUS

        10.1    Amendment and Modification.    Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Buyer, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the stockholders of the Company, no such amendment or modification shall change the amount or form of the consideration to be received by the Company's stockholders in the Merger, alter or change any of term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or alter or change any of the terms or conditions of the Agreement if such alteration or change would adversely affect the holders of any class or series of the Company's capital stock.

        10.2    Waiver of Compliance; Consents.    Any failure of Buyer or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Buyer or Merger Sub) or Buyer and Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.2.

        10.3    Survival; Investigations.    The respective representations and warranties of Buyer, Merger Sub and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Effective Time.

        10.4    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or similar means or sent by facsimile with confirmation of receipt of transmission, to the parties as follows:

if to the Company, to:	Spectrian Corporation 350 West Java Drive Sunnyvale, CA 94086 Telephone: (408) 745-5000 Facsimile: (408) 541-0258 Attention: Chief Executive Officer
with copies (which shall not constitute notice) to:	Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 Telephone: (650) 493-9300 Facsimile: (650) 493-6811 Attention: Robert P. Latta, Esq.
and

Wilson Sonsini Goodrich & Rosati,
Professional Corporation
One Market
Speer Tower, Suite 3300
San Francisco, CA 94105
Telephone: (415) 947-2000
Facsimile: (415) 947-2099
Attention: Steve L. Camahort, Esq.
if to Buyer or Merger Sub, to:	REMEC, Inc. 3790 Via de la Valle, Suite 311 Del Mar, CA 92014 Telephone: (858) 505-3713 Facsimile: (858) 847-0265 Attention: General Counsel
with a copy (which shall not constitute notice) to:	Heller Ehrman White & McAuliffe LLP 333 Bush Street San Francisco, California Telephone: (415) 772-6000 Facsimile: (415) 772-6268 Attention: Victor A. Hebert, Esq. Randall B. Schai, Esq.

        Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, and (d) if sent by facsimile, when confirmation of receipt upon receipt of transmission.

        10.5    Assignment; Third Party Beneficiaries.    Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto and, with respect only to Section 6.8, the Indemnified Parties.

        10.6    Governing Law.    Except as mandatorily governed by the laws of the State of California, this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws. Courts within the state of Delaware will have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated by this Agreement. The parties consent to and agree to submit to the jurisdiction of such courts and agree that service of process in any such dispute may be made as provided in Section 10.4. Each of the parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (a) such party is not personally subject to the jurisdiction of such courts, (b) such party and such party's property is immune from any legal process issued by such courts or (c) any litigation commenced in such courts is brought in an inconvenient forum.

        10.7    Waiver Of Jury Trial.    EACH OF BUYER, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

        10.8    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        10.9    Severability.    In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

        10.10    Interpretation.    The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word "including" shall be deemed to mean "including without limitation" and "or" shall be inclusive.

        10.11    Entire Agreement; Amendment and Restatement of Original Agreement.    This Agreement (including the exhibits hereto and the Company Disclosure Statement and the Buyer Disclosure Statement) and the Confidentiality Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein. For avoidance of doubt, the parties hereto, being all of the parties to the Original Agreement, hereby acknowledge and agree that this Agreement constitutes a valid amendment and restatement of the Original Agreement pursuant to Section 10.1 of the Original Agreement.

        10.12    Definition of "law".    When used in this Agreement "law" refers to any applicable law (whether civil, criminal or administrative) including, without limitation, common law, statute, statutory instrument, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, or agency.

        10.13    Rules of Construction.    Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

        10.14    Attorneys' Fees.

        In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to reasonable attorneys' fees and expenses and all other reasonable costs and expenses incurred in such action or suit, such amounts to be in addition to and not lieu of any amounts required to be paid under Section 9.3 of this Agreement.

[Signature Page Follows]

        IN WITNESS WHEREOF, Buyer, Merger Sub and the Company have caused this Amended and Restated Agreement and Plan of Merger and Reorganization to be signed by their respective duly authorized officers as of the date first above written.

REMEC, INC.
By:	/s/ RONALD E. RAGLAND
Name: Ronald E. Ragland Title: Chairman & CEO
REEF ACQUISITION CORP.
By:	/s/ RONALD E. RAGLAND
Name: Ronald E. Ragland Title: Chairman & CEO
SPECTRIAN CORPORATION
By:	/s/ THOMAS H. WAECHTER
Name: Thomas H. Waechter Title: Chief Executive Officer and President

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TABLE OF CONTENTS
AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
RECITALS
AGREEMENT
ARTICLE I CERTAIN DEFINITIONS
ARTICLE II THE MERGER
ARTICLE III CONVERSION OF SHARES
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
ARTICLE VI COVENANTS
ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF EACH PARTY
ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND BUYER
ARTICLE IX TERMINATION
ARTICLE X MISCELLANEOUS